Filed Pursuant to Rule 424 (B)(2)
Registration Number 333-173118

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price per	Aggregate	Amount of
to be Registered	Registered	Security	Offering Price	Registration Fee
5.875% Mandatory Convertible Preferred Stock, no par value	10,000,000(1)	$50.00	$500,000,000	$58,050.00
Common Stock, no par value	68,634,000(2)	—	—	— (3)

(1)	Includes 1,300,000 shares of 5.875% Mandatory Convertible Preferred Stock issuable upon exercise of the underwriters’ option to purchase additional shares.

(2)	The number of shares of Common Stock registered is based on the share cap described in the prospectus supplement, which is equal to the product of (i) 2 and (ii) the number of shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock at the maximum conversion rate. The maximum conversion rate is 3.4317 shares of Common Stock per share of Mandatory Convertible Preferred Stock. Pursuant to Rule 416, the number of shares of Common Stock registered includes an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversion of the 5.875% Mandatory Convertible Preferred Stock as a result of the anti-dilution provisions thereof.

(3)	Pursuant to Rule 457(i), there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the 5.875% Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.
Prospectus Supplement to Prospectus Dated March 28, 2011

8,700,000 Shares
The Goodyear Tire & Rubber Company
5.875% Mandatory Convertible Preferred Stock

We are offering to sell 8,700,000 shares of our 5.875% mandatory convertible preferred stock through this prospectus supplement and the accompanying prospectus.

Quarterly dividends on each share of the mandatory convertible preferred stock will accrue at a rate of 5.875% per year on the initial liquidation preference of $50.00 per share (equivalent to $2.9375 per annum per share). Dividends will accrue and accumulate from the date of issuance and, to the extent that we are legally permitted to pay a dividend and our board of directors or an authorized committee of our board of directors declares a dividend payable, we will pay dividends in cash on January 1, April 1, July 1 and October 1 of each year through, and including, April 1, 2014. The initial dividend will be payable on July 1, 2011.

Each share of the mandatory convertible preferred stock has a liquidation preference of $50.00, plus an amount equal to the sum of all accrued and unpaid dividends.

Each share of the mandatory convertible preferred stock will automatically convert on April 1, 2014 into between 2.7454 and 3.4317 shares of our common stock, subject to adjustment as described herein, depending on the average VWAP (as defined herein) per share of our common stock for the 20 consecutive trading-day period ending on, and including, the third trading day immediately preceding the mandatory conversion date. At any time prior to April 1, 2014, holders may elect to convert shares of the mandatory convertible preferred stock at the minimum conversion rate of 2.7454 shares of our common stock, subject to adjustment as described herein. During a specified period, in connection with a fundamental change (as defined herein) that occurs prior to the mandatory conversion date, holders may convert their shares of mandatory convertible preferred stock into a number of shares of our common stock equal to the applicable fundamental change conversion rate (as defined herein). If we at any time have not paid the equivalent of six full quarterly dividends (whether or not consecutive and whether or not earned or declared) on any series of our preferred stock at the time outstanding, including the mandatory convertible preferred stock, we may, at our option, cause all, but not less than all, outstanding shares of the mandatory convertible preferred stock to be automatically converted into a number of shares of our common stock based on the fundamental change conversion rate (as described above). Upon conversion, we will also pay converting holders the sum of an amount in cash equal to all accrued and unpaid dividends, whether or not previously declared, on the converted shares of mandatory convertible preferred stock and, in the case of a conversion upon a fundamental change or a conversion following nonpayment of dividends only, the present value of all remaining dividend payments on the converted shares of mandatory convertible preferred stock.

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We have applied to list the mandatory convertible preferred stock on the New York Stock Exchange under the symbol “GTPrA.” Our common stock is listed on the New York Stock Exchange under the symbol “GT.” The last reported sale price of our common stock on March 28, 2011 was $14.57 per share.

Investing in our mandatory convertible preferred stock involves risks. See “Risk Factors” on page S-11 of this prospectus supplement.

	Per Share	Total

Public offering price	$50.00	$435,000,000
Underwriting discounts and commissions	$1.50	$13,050,000
Proceeds, before expenses, to us	$48.50	$421,950,000

The underwriters may also purchase up to an additional 1,300,000 shares of the mandatory convertible preferred stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of the mandatory convertible preferred stock against payment in New York, New York on or about March 31, 2011.

Joint Book-Running Managers

Goldman, Sachs & Co.
J.P. Morgan
Citi
Credit Agricole CIB

Co-Managers

BNP PARIBAS
HSBC
Natixis

The date of this prospectus supplement is March 28, 2011.

Prospectus Supplement
About this Prospectus Supplement	S-ii
Where You Can Find More Information	S-iii
Incorporation of Certain Documents by Reference	S-iii
Forward-Looking Information — Safe Harbor Statement	S-iv
Summary	S-1
Risk Factors	S-11
Use of Proceeds	S-19
Price Range of Common Stock	S-20
Dividend History of Common Stock	S-21
Capitalization	S-22
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	S-24
Description of Mandatory Convertible Preferred Stock	S-25
Description of Capital Stock	S-50
Certain Material United States Federal Income Tax Considerations	S-54
Underwriting	S-59
Legal Matters	S-64
Experts	S-64
Prospectus
About this Prospectus	1
Where You Can Find More Information	2
Incorporation of Certain Documents by Reference	2
Forward-Looking Information — Safe Harbor Statement	3
The Company	5
Risk Factors	5
Use of Proceeds	5
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	6
Description of Capital Stock	7
Plan of Distribution	8
Legal Matters	9
Experts	9

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any other offering material filed or provided by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any other offering material is accurate as of any date other than the date on the front of such document. Any information incorporated by reference into this prospectus supplement, the accompanying prospectus or any other offering material is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the shares of our mandatory convertible preferred stock that we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our mandatory convertible preferred stock and other information you should know before investing in our mandatory convertible preferred stock. This prospectus supplement also adds, updates and changes information contained in or incorporated by reference into the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” before investing in our mandatory convertible preferred stock.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our website (http://www.goodyear.com). We have not incorporated by reference into this prospectus supplement the information included on or linked from our website, and you should not consider it part of this prospectus supplement. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Definitive Proxy Statement on Schedule 14A filed on March 8, 2011;

•	Current Report on Form 8-K filed on February 22, 2011; and

•	Our Registration Statement on Form 10 describing our common stock and all amendments and reports filed for the purpose of updating such description, including the Current Report on Form 8-K filed on March 28, 2011.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus supplement until the termination of the offering of all securities under this prospectus supplement, shall be deemed to be incorporated into this prospectus supplement by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus supplement.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Attention: Investor Relations
Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement.

S-iii

FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate”, “expect”, “intend” and “project”, as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives our operating results, financial condition and liquidity may be materially adversely affected;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expense;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	the challenges of the present business environment may cause a material reduction in our liquidity as a result of an adverse change in our cash flow from operations;

•	work stoppages, financial difficulties or supply disruptions at our major original equipment customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	if we experience a labor strike, work stoppage or other similar event our financial position, results of operations and liquidity could be materially adversely affected;

•	our long term ability to meet current obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities could have a material adverse effect on our liquidity and our results of operations;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

S-iv

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to provide letters of credit or post cash collateral if we are subject to a significant adverse judgment or if we are unable to obtain surety bonds, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd., or SRI, provide for certain exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s minority interests in our European and North American joint ventures following the determination of the fair value of those interests;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•	we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

S-v

SUMMARY

The following summary contains basic information about this offering. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider the information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information — Safe Harbor Statement.”

The terms “Goodyear”, “Company” and “we”, “us” or “our” wherever used herein refer to The Goodyear Tire & Rubber Company together with all of its consolidated domestic and foreign subsidiary companies, unless otherwise indicated or the context otherwise requires.

Overview of Goodyear

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. For the year ended December 31, 2010, our net sales were $18.8 billion and Goodyear’s net loss was $216 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,500 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in 56 manufacturing facilities in 22 countries, including the United States, and we have marketing operations in almost every country around the world. As of December 31, 2010, we employed approximately 72,000 full-time and temporary associates worldwide.

We operate our business through four operating segments representing our regional tire businesses: North American Tire; Europe, Middle East and Africa Tire; Latin American Tire; and Asia Pacific Tire. Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles

•	trucks

•	buses

•	aircraft

•	motorcycles

•	farm implements

•	earthmoving and mining equipment

•	industrial equipment, and

•	various other applications.

In each case, our tires are offered for sale to vehicle manufacturers for mounting as original equipment and for replacement worldwide. We manufacture and sell tires under the Goodyear, Dunlop, Kelly, Fulda, Debica and Sava brands and various other Goodyear owned “house” brands, and the private-label brands of certain customers. In certain geographic areas we also:

•	retread truck, aviation and off-the-road, or OTR, tires,

•	manufacture and sell tread rubber and other tire retreading materials,

•	provide automotive repair services and miscellaneous other products and services, and

•	manufacture and sell flaps for truck tires and other types of tires.

Our principal products are new tires for most applications. Approximately 84% of our sales in 2010 were for new tires, compared to 83% in 2009 and 82% in 2008. New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Cooper, Hankook, Kumho, Pirelli, Toyo, Yokohama and various regional tire manufacturers.

We compete with other tire manufacturers on the basis of product design, performance, price and terms, reputation, warranty terms, customer service and consumer convenience. Goodyear and Dunlop brand tires enjoy a high recognition factor and have a reputation for performance and quality. The Kelly, Debica, Sava and Fulda brands and various other house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.

We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316. Our telephone number is (330) 796-2121.

The Offering

Issuer	The Goodyear Tire & Rubber Company

Securities Offered	8,700,000 shares of 5.875% mandatory convertible preferred stock (10,000,000 shares if the underwriters exercise their option to purchase additional shares in full)

Initial Offering Price	$50.00 for each share of mandatory convertible preferred stock

Option to purchase additional shares of mandatory convertible preferred stock	We have granted the underwriters an option to purchase up to an additional 1,300,000 shares of the mandatory convertible preferred stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement.

Dividends	5.875% per share on the initial liquidation preference of $50.00 for each share of our mandatory convertible preferred stock per year. Dividends will be payable quarterly, and will accumulate commencing on the date of issuance and ending on April 1, 2014. To the extent that we are legally permitted to pay a dividend and our board of directors declares a dividend payable, we will pay dividends in cash on each dividend payment date. The initial dividend for the first dividend period is expected to be $0.7425 per share. Each subsequent quarterly dividend, when and if declared, will be $0.7344 per share. See “Description of Mandatory Convertible Preferred Stock — Dividends.”

The terms of our senior secured credit facilities and certain of our outstanding debt securities may restrict our ability to declare or pay dividends or distributions on our capital stock, including the mandatory convertible preferred stock. Our ability to declare and pay dividends may also be limited by Ohio law. See “Risk Factors — We may not be able to pay cash dividends on the mandatory convertible preferred stock.”

Dividend Payment Dates	If declared, dividends will be payable quarterly on January 1, April 1, July 1 and October 1 of each year (or the next business day if the applicable date is not a business day), commencing on July 1, 2011 and ending on April 1, 2014.

Redemption	The mandatory convertible preferred stock is not redeemable.

Mandatory Conversion Date	April 1, 2014

Mandatory Conversion	On the mandatory conversion date, each share of the mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock based on the applicable conversion rate described below.

In addition, we will pay holders, for each share of mandatory convertible preferred stock they convert, an amount in cash equal to the amount of all accrued and unpaid dividends,

whether or not declared prior to that date, for the then-current dividend period ending on the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), so long as we are lawfully permitted to pay such amount at such time. If we fail to pay such cash amount for any reason, the conversion rate applicable to such conversion will be adjusted as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

Conversion Rate Upon Mandatory Conversion	The conversion rate for each share of mandatory convertible preferred stock will not be more than 3.4317 shares and not less than 2.7454 shares of our common stock, depending on the applicable market value of our common stock, as set forth below:

• if the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $18.2125, then the conversion rate will be 2.7454 shares of our common stock per share of mandatory convertible preferred stock, which is equal to $50.00 divided by the threshold appreciation price;

• if the applicable market value of our common stock is less than the threshold appreciation price of $18.2125, but greater than the initial price of $14.57, then the conversion rate will be equal to $50.00 divided by the applicable market value of our common stock; or

• if the applicable market value of our common stock is less than or equal to the initial price of $14.57, then the conversion rate will be 3.4317 shares of common stock per share of mandatory convertible preferred stock, which is equal to $50.00 divided by the initial price.

The “applicable market value of our common stock” is the average of the volume weighted average price of our common stock for the 20 consecutive trading-day period ending on, and including, the third trading day immediately preceding the mandatory conversion date.

The conversion rate is subject to certain adjustments as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments.”

The number of shares of our common stock delivered upon any conversion of the mandatory convertible preferred stock (whether mandatory conversion, early conversion at the option of the holder, conversion at the option of the holder upon a fundamental change or conversion upon nonpayment of dividends), including the number of shares delivered in connection with any payment of accrued and unpaid dividends or remaining dividends, shall in no event exceed an amount per share of our mandatory convertible preferred stock (the “share cap”) equal to the product of (i) 2 and (ii) the maximum conversion rate, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments.”

Conversion at the Option of the Holder	Prior to April 1, 2014, holders may elect to convert each share of mandatory convertible preferred stock into shares of our common stock, subject to certain adjustments as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments.” We will also pay converting holders an amount in cash equal to all accrued and unpaid dividends on each converted share of mandatory convertible preferred stock, whether or not declared prior to that date, for all dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), so long as we are legally permitted to pay such amount at such time. If we fail to pay such cash amount for any reason, the conversion rate applicable to such conversion will be adjusted as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

Conversion Upon Fundamental Change	Prior to the mandatory conversion date, if we undergo certain specified fundamental change events, holders may convert their shares of mandatory convertible preferred stock into (i) a number of shares of our common stock (or units of exchange property, if applicable) based on the conversion rate described above under “Conversion Rate Upon Mandatory Conversion” treating the effective date of the fundamental change as the mandatory conversion date for the purpose of such determination; as adjusted by (ii) a number of shares of our common stock (or units of exchange property, if applicable) determined by reference to the effective date of the fundamental change and the price per share of our common stock on the effective date of the fundamental change as described under “Description of Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change” (the conversion rate determined in accordance with clause (i), as adjusted in accordance with clause (ii), is referred to as the “fundamental change conversion rate”). This conversion rate is subject to certain adjustments as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments — Adjustments to Fixed Conversion Rates.”

We will also pay converting holders an amount in cash equal to (i) all accrued and unpaid dividends, whether or not previously declared, on the converted shares of mandatory convertible preferred stock to, but not including, the effective date, and (ii) the present value, as of the effective date, of all remaining dividend payments on the converted shares of mandatory convertible preferred stock through, and including, the mandatory conversion date (excluding accrued and unpaid dividends to the effective date). If we fail to pay such cash amount, the conversion rate applicable to such conversion will be adjusted as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

Conversion at Our Option Upon Nonpayment of Dividends	If we at any time have not paid the equivalent of six full quarterly dividends (whether or not consecutive and whether or not earned or declared) on any series of preferred stock at the time outstanding, including the mandatory convertible preferred stock, we may, at our option, cause all, but not less than all, outstanding shares of the mandatory convertible preferred stock to be automatically converted into a number of shares of our common stock based on the fundamental change conversion rate (as described above). We will also pay converting holders the sum of an amount in cash equal to (i) all accrued and unpaid dividends, whether or not previously declared, on the converted shares of mandatory convertible preferred stock to, but not including, the dividend nonpayment conversion date, and (ii) the present value, as of the dividend nonpayment conversion date, of all remaining dividend payments on the converted shares of mandatory convertible preferred stock through, and including, the mandatory conversion date (excluding accrued and unpaid dividends to the dividend nonpayment conversion date). If we fail to pay such cash amount for any reason, the conversion rate applicable to such conversion will be adjusted as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

Liquidation Preference	$50.00 per share of mandatory convertible preferred stock, plus an amount equal to the sum of all accrued and unpaid dividends.

Voting Rights	The holders of the mandatory convertible preferred stock are generally not entitled to any voting rights except as required by Ohio law or by our Amended Articles of Incorporation.

In the event that we have not paid the equivalent of six full quarterly dividend payments (whether or not consecutive and whether or not earned or declared) on any series of our preferred stock, including the mandatory convertible preferred stock, the holders of preferred stock of all series, voting separately as a class without regard to series, shall be entitled to elect two members to the board of directors; provided, however, that the holders of the preferred stock shall not have or exercise such special class voting rights except at meetings of such shareholders for the election of directors at which the holders of not less than a majority of the outstanding shares of preferred stock of all series are present in person or by proxy; and provided, further, that such special class voting rights, once vested shall remain so vested until all accrued and unpaid dividends on the preferred stock of all series then outstanding shall have been paid, whereupon the holders of preferred stock shall be divested of such special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event of the reoccurrence of the nonpayment of dividends described above.

In the event of a nonpayment of dividends, if we elect to cause a conversion as described under “Description of Mandatory Convertible Preferred Stock — Conversion at Our Option Upon Nonpayment of Dividends”, the rights of holders of the mandatory convertible preferred stock to participate in the election of two directors as set forth above effectively will be eliminated.

The affirmative vote or consent of the holders of at least two-thirds of the shares of our preferred stock (including the mandatory convertible preferred stock), voting or consenting separately as a class, shall be necessary to effect: (i) certain amendments, alterations or repeals of the provisions of our Amended Articles of Incorporation or of our Code of Regulations; (ii) certain purchases or redemptions of less than all of our preferred stock (including any of the mandatory convertible preferred stock); or (iii) the authorization, creation or the increase in the authorized amount of any shares of any class or any security convertible into shares of any class, in either case, ranking prior to our preferred stock.

The affirmative vote or consent of the holders of at least a majority of the shares of our preferred stock (including the mandatory convertible preferred stock), voting or consenting separately as a class, shall be necessary to effect any one or more of: (i) the sale, lease or conveyance by us of all or substantially all of our property or business; (ii) certain consolidations or mergers involving us; or (iii) the authorization of any shares ranking on a parity with our preferred stock or an increase in the authorized number of shares of our preferred stock.

Ranking	With respect to dividend or distribution rights, upon liquidation, winding up or dissolution, our mandatory convertible preferred stock will rank:

• senior to our common stock, and to each other class of capital stock established after the original issue date of the mandatory convertible preferred stock, the terms of which provide that such class of capital stock is junior and subordinate to the mandatory convertible preferred stock;

• equally with any class of capital stock established after the preferred stock issue date, the terms of which expressly provide that such class of capital stock is not given preference over the mandatory convertible preferred stock; and

• junior to any class of capital stock established after the issue date of the mandatory convertible preferred stock, the terms of which expressly provide that such class of capital stock is given preference over the mandatory convertible preferred stock.

Listing	Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We have applied to list the mandatory convertible preferred stock on the New York Stock Exchange under the symbol “GTPrA.”

Our common stock is listed on the New York Stock Exchange under the symbol “GT.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $421 million (approximately $484 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses.

We intend to use a portion of the net proceeds from this offering to redeem $350 million in principal amount of our outstanding 10.500% Senior Notes due May 15, 2016 at the redemption price of 110.500% of the principal amount, plus accrued and unpaid interest to the redemption date. We intend to use the remaining net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in the mandatory convertible preferred stock involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement.

Certain Material United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the mandatory convertible preferred stock in light of your particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain Material United States Federal Income Tax Considerations.”

Book-entry, Delivery and Form	The mandatory convertible preferred stock will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein as set out in the section entitled “Incorporation of Certain Documents by Reference” on page S-iii of this prospectus supplement. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement, as well as in the documents incorporated by reference herein and therein, for a discussion of risks relating to an investment in our mandatory convertible preferred stock.

Summary Consolidated Financial Data

The following table sets forth summary consolidated historical financial data for Goodyear. The summary consolidated financial data as of and for the years ended December 31, 2010, 2009 and 2008 (excluding the summary balance sheet data as of December 31, 2008 and the ratio of earnings to combined fixed charges and preferred dividends as of December 31, 2010, 2009 and 2008) have been derived from our audited consolidated financial statements and related notes that appear in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein and in the accompanying prospectus. The summary balance sheet data as of December 31, 2008 is audited and appears in our Annual Report on Form 10-K for the year ended December 31, 2009. The ratio of earnings to combined fixed charges and preferred dividends as of December 31, 2010, 2009 and 2008 is unaudited. The calculation of the ratio of earnings to combined fixed charges and preferred dividends is filed as Exhibit 12.1 to the registration statement of which this prospectus supplement forms a part.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2010.

	Year Ended December 31,
	2010	2009	2008
	(Dollars in millions)

Statements of operations data:
Net sales	$18,832	$16,301	$19,488
Net loss	(164)	(364)	(23)
Less: minority shareholders’ net income	52	11	54

Goodyear net loss	$(216)	$(375)	$(77)

Balance sheet data:
Cash and cash equivalents	$2,005	$1,922	$1,894
Total assets	15,630	14,410	15,226
Total long term debt and capital leases	4,507	4,296	4,714
Goodyear shareholders’ equity	644	735	1,022
Total shareholders’ equity	921	986	1,253
Other data:
Capital expenditures	$944	$746	$1,049
Ratio of earnings to combined fixed charges and preferred dividends	*	**	1.33x

*	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.

**	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.

RISK FACTORS

Any investment in our mandatory convertible preferred stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or incorporated by reference herein actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. The risks described below or incorporated by reference herein also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Information — Safe Harbor Statement.”

Risks Related to This Offering

Our board of directors is not required to declare dividends on the mandatory convertible preferred stock.

Holders of the shares of the mandatory convertible preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. Our board of directors is not required to declare dividends on our mandatory convertible preferred stock and may elect not to do so. If our board of directors does not declare dividends on the mandatory convertible preferred stock, such dividends will accrue and accumulate but will not bear interest.

We may not be able to pay cash dividends on the mandatory convertible preferred stock.

Our senior secured credit facilities and certain of our indentures contain covenants that may restrict our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. Specifically, under most of our existing financing agreements, we may pay cash dividends and make other distributions on our capital stock, including the mandatory convertible preferred stock, only if certain financial tests are met or certain exceptions are available. Any credit facilities, indentures or other financing agreements we enter into in the future will likely contain similar restrictions. If at any time our credit facilities, indentures or other financing agreements prohibit the payment of cash dividends on the mandatory convertible preferred stock, we will be unable to pay such dividends unless we can refinance amounts outstanding under those financing agreements or obtain an amendment or waiver of the applicable restrictions. We are under no obligation to attempt to refinance such amounts or seek such an amendment or waiver nor can there be any assurance that we would be successful in doing so. In such circumstance, we may instead elect to defer the payment of dividends.

Under the Ohio General Corporation Law, any dividends we pay on the mandatory convertible preferred stock may not exceed the amount of our surplus, plus the difference between (i) the reduction in surplus that resulted from the immediate recognition of the transition obligation under SFAS No. 106 and (ii) the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of the dividend payment if we had elected to amortize recognition of the transition obligation under SFAS No. 106. A “surplus” is defined as the excess of our assets over our liabilities plus stated capital, if any. Even if this condition is met, we may not have sufficient cash on hand to pay such dividends.

If we are unable to pay dividends in cash, either because of restrictions imposed by our financing agreements, under Ohio law or for any other reason, such dividends will accrue and accumulate but will not bear interest.

A holder of the mandatory convertible preferred stock bears the risk of any decline in the market value of our common stock.

The number of shares of our common stock that you will receive for each share of mandatory convertible preferred stock upon mandatory conversion is capped at the maximum conversion rate. If the applicable per share market value of our common stock at the time of such mandatory conversion is less than the price corresponding to the maximum conversion rate, which we call the initial price, then the market value of the common stock that you receive upon mandatory conversion will be less than the stated amount of $50.00 per share of mandatory convertible preferred stock. In such case, the effective price per share that you pay for the shares of common stock that you receive upon mandatory conversion of the mandatory convertible preferred stock will be higher than the market value of those shares. You will have no right to receive additional shares of our common stock or any payment or other compensation to offset any decline in the market value of our common stock below the initial price. Accordingly, a holder of the mandatory convertible preferred stock assumes the entire risk that the market value of our common stock may decline. Any decline in the market value of our common stock and related decline in the value of the mandatory convertible preferred stock may be substantial and, depending on the extent of the decline, you could lose all or substantially all your investment in the mandatory convertible preferred stock.

Purchasers of the mandatory convertible preferred stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The market value of our common stock that you will receive upon mandatory conversion of the mandatory convertible preferred stock on the mandatory conversion date will exceed the stated amount of $50.00 per share of the mandatory convertible preferred stock only if the applicable per share market value of our common stock as defined under “Description of Mandatory Convertible Preferred Stock — Mandatory Conversion” equals or exceeds the threshold appreciation price of $18.2125. The threshold appreciation price represents an appreciation of 25% over the initial price.

If the applicable per share market value of our common stock exceeds the initial price but is less than the threshold appreciation price, a holder of the mandatory convertible preferred stock will realize no equity appreciation on our common stock. Even if the applicable market value of our common stock exceeds the threshold appreciation price, the value of the common stock received upon conversion will be approximately 80% of the value of the common stock that could be purchased with $50.00 at the time of this offering. As a result, the opportunity for equity appreciation provided by an investment in the mandatory convertible preferred stock is less than that provided by a direct investment in shares of our common stock.

The trading price of our common stock will directly affect the trading price of the mandatory convertible preferred stock and may fluctuate significantly, which could negatively affect the holders of the mandatory convertible preferred stock.

We believe that the trading price of our common stock will directly affect the trading price of the mandatory convertible preferred stock. The trading price of our common stock, in turn, may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectation of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

• announcements relating to significant corporate transactions;

• fluctuations in our quarterly financial results;

• changes in financial estimates and recommendations by financial analysts;

• changes in ratings of our other securities;

•	operating and stock price performance of companies that investors deem comparable to us; and

• changes in government regulation or proposals relating to us.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. As a result of fluctuations in the price of our common stock, you may not be able to sell your shares of the mandatory convertible preferred stock at or above the initial offering price, or at all.

The conversion rates applicable to the mandatory convertible preferred stock will not be adjusted for all events that may be dilutive.

The number of shares of our common stock issuable upon conversion of the mandatory convertible preferred stock is subject to adjustment only for share splits and combinations, share dividends and specified other transactions. The number of shares of our common stock issuable upon conversion is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with acquisitions or other transactions that may increase the number of outstanding shares of common stock and dilute the ownership of existing common stock holders. The terms of the mandatory convertible preferred stock do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the mandatory convertible preferred stock in engaging in any such offering or transaction.

Holders of the mandatory convertible preferred stock will have no rights as holders of common stock until they acquire our common stock.

Until you acquire shares of our common stock upon conversion of the mandatory convertible preferred stock, you will have no rights with respect to our common stock, including voting rights (except as required by the Ohio General Corporation Law or our Amended Articles of Incorporation, as described in “Description of Mandatory Convertible Preferred Stock — Voting Rights”), rights to respond to tender offers or rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the date on which your shares of the mandatory convertible preferred stock were converted to shares of our common stock. For example, in the event that an amendment is proposed to our Code of Regulations or Amended Articles of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of the mandatory convertible preferred stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any resulting changes in the powers, preference or special rights of our common stock.

Holders of the mandatory convertible preferred stock will not have any voting rights, except under limited circumstances.

Holders of the mandatory convertible preferred stock will not have voting rights, except as required by the Ohio General Corporation Law and our Amended Articles of Incorporation. Holders of the mandatory convertible preferred stock will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. Specifically, if at any time we have not paid the equivalent of six full quarterly dividends (whether or not consecutive) on any series of our preferred stock at the time outstanding (including the mandatory convertible preferred stock), the holders of preferred stock of all series, voting separately as a class without regard to series, will be entitled to elect two members of our board. In such circumstance, we may, at our option, cause all shares of the mandatory convertible preferred stock to automatically convert to shares of our common stock. If we took such action, the rights of holders of the mandatory convertible preferred stock to elect two directors would effectively be eliminated. See “Description of Mandatory Convertible Preferred Stock — Voting Rights” and “Description of Mandatory Convertible Preferred Stock — Conversion at Our Option Upon Nonpayment of Dividends.”

The mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities in the event of our bankruptcy or the liquidation or winding up of our assets.

In the event of our bankruptcy, liquidation or winding up, our assets will be available to pay the liquidation preference on the mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, the mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by third parties. The rights of holders of the mandatory convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and minority equity holders, if any. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the mandatory convertible preferred stock then outstanding.

Holders of the mandatory convertible preferred stock may have to pay U.S. federal income tax if we adjust, or fail to adjust, the conversion of the mandatory convertible preferred stock in certain circumstances, even if such holders do not receive a corresponding distribution of cash.

The conversion rate of the mandatory convertible preferred stock will be adjusted in certain circumstances. See “Description of Mandatory Convertible Preferred Stock — Adjustments to the Conversion Rate.” For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. Such deemed distribution may be taxable to you as a dividend, even though you do not actually receive a distribution. If you are a non-U.S. holder (as defined in “Certain Material United States Federal Income Tax Considerations”), such deemed distribution may be subject to U.S. federal withholding tax at a 30% or reduced treaty rate. We will withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to you. See “Certain Material United States Federal Income Tax Considerations.”

Shares eligible for public sale after this offering could adversely affect our stock price and in turn the market price of the mandatory convertible preferred stock.

Under our Amended Articles of Incorporation, we have the authority to issue 450,000,000 shares of our common stock. As of March 24, 2011, approximately 244.1 million shares of our common stock were outstanding. The future sale of a substantial number of our shares of common stock in the public market, or the perception that such sales could occur, could significantly reduce our common stock price which, in turn, could adversely affect the market price of the mandatory convertible preferred stock. It could also make it more difficult for us to raise funds through equity offerings in the future.

We may issue additional series of preferred stock that rank on a parity with the mandatory convertible preferred stock as to dividend payments and liquidation preference and that vote with the mandatory convertible preferred stock on most issues on which the preferred stock is permitted to vote, which may negatively affect your investment.

Without giving effect to the shares of mandatory convertible preferred stock that we are offering hereby, we have the authority under our Amended Articles of Incorporation to issue 50,000,000 shares of preferred stock. Our Amended Articles of Incorporation do not prohibit us from issuing additional series of preferred stock that would rank on a parity with the mandatory convertible preferred stock. The issuance of any such series of preferred stock could have the effect of reducing the amounts available to the holders of the mandatory convertible preferred stock in the event of our liquidation. If we do not have sufficient funds to pay dividends on the outstanding mandatory convertible preferred stock and such other series of preferred stock, it would also reduce amounts available to the holders of the mandatory convertible preferred stock for the payment of dividends. Except with respect to changes to our Amended Articles of Incorporation or our Code of Regulations that adversely affect only one series of our preferred stock, the holders of the mandatory convertible preferred stock and any other series of preferred stock that we issue vote together, as a class, on the issues on which our preferred stock has the right to vote, including our consolidation or merger with another corporation. The interests of the holders of any other series of preferred stock that we issue may be different from the interests of the holders of the mandatory convertible preferred stock.

The fundamental change conversion rate may not adequately compensate you upon the occurrence of a fundamental change or conversion at our option upon nonpayment of dividends.

If a fundamental change occurs, you will have the right to convert your shares of the mandatory convertible preferred stock prior to the mandatory conversion date, and we will deliver shares of our common stock calculated at the fundamental change conversion rate. In addition, if we at any time have not paid the equivalent of six full quarterly dividends (whether or not consecutive) on any series of our preferred stock at the time outstanding (including the mandatory convertible preferred stock), we will have the right to cause all of the shares of the mandatory convertible preferred stock to convert into shares of our common stock based upon the fundamental change conversion rate. A description of how the fundamental change conversion rate will be determined in connection with a fundamental change and the form in which it will be paid is set forth under “Description of Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change” and how the fundamental change conversion rate will be determined in connection with a conversion upon nonpayment of dividends is set forth under “Description of Mandatory Convertible Preferred Stock — Conversion at Our Option Upon Nonpayment of Dividends.” The fundamental change conversion rate is intended to compensate you for the lost option value associated with the mandatory convertible preferred stock. However, it is only an approximation of these values and may not adequately compensate you. Furthermore, only certain transactions and events are considered “fundamental changes.” If we engage in other transactions, you may not receive an adjustment to the applicable conversion rate even though the value of your shares of the mandatory convertible preferred stock may be affected.

Provisions of Ohio law and provisions in our Amended Articles of Incorporation and Code of Regulations could delay or prevent a change in control of us, even if that change would be beneficial to our stockholders.

We are incorporated under the laws of the State of Ohio. Ohio law imposes some restrictions on mergers and other business combinations between us and holders of 10% or more of our outstanding common stock. In addition, provisions of our Amended Articles of Incorporation and Code of Regulations may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to gain control of us that is not approved by our board of directors, even if such combination would be beneficial to our stockholders. Because the mandatory convertible preferred stock is convertible into our common stock, these restrictions could adversely affect the value of the mandatory convertible preferred stock.

A holder of shares of the mandatory convertible preferred stock may not receive upon conversion all of the accrued and unpaid dividends on the mandatory convertible preferred stock as a result of the share cap.

Upon any conversion, holders will be entitled to receive an amount in cash equal to accrued and unpaid dividends (through a date determined by the applicable conversion provision), and in connection with a conversion upon a fundamental change or a conversion following nonpayment of dividends only, the present value of all remaining dividend payments on the converted shares of mandatory convertible preferred stock. If we do not pay this amount in cash, the conversion rate will be adjusted in respect of the unpaid amount; however, any such adjustment will be subject to the share cap described under “Description of Mandatory Convertible Preferred Stock — Conversion.” As a result of the limitation imposed by the share cap, we may be unable to issue a sufficient number of shares that would have a value equal to the amount payable in respect of accrued and unpaid dividends or, if applicable, remaining dividends. In such event, the share cap would reduce the return that holders may achieve with respect to their investment in the mandatory convertible preferred stock.

The secondary market for the mandatory convertible preferred stock may be illiquid.

We have applied to list the mandatory convertible preferred stock on the New York Stock Exchange. However, there can be no assurance that our mandatory convertible preferred stock will be listed and, if listed, that it will continue to be listed. In addition, listing the mandatory convertible preferred stock on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their shares of the mandatory convertible preferred stock easily.

In addition, the liquidity of the trading market in the mandatory convertible preferred stock, and the market price quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the mandatory convertible preferred stock. If an active trading market does not develop or is not maintained, the market price and liquidity of the mandatory convertible preferred stock may be adversely affected. In that case, you may not be able to sell the mandatory convertible preferred stock that you hold at a particular time or at a favorable price. In addition, as shares of the mandatory convertible preferred stock are converted, the liquidity of the mandatory convertible preferred stock that remains outstanding may decrease.

Recent developments in the equity-linked markets may adversely affect the market value of shares of the mandatory convertible preferred stock.

We expect that many investors in, and potential purchasers of, the mandatory convertible preferred stock will employ, or seek to employ, a convertible arbitrage strategy with respect to the mandatory convertible preferred stock. Investors that employ a convertible arbitrage strategy with respect to convertible equity instruments typically implement that strategy by selling short the common stock underlying the mandatory convertible preferred stock or by entering into cash-settled over-the-counter derivative transactions with respect to the underlying common stock that have the same economic effect as a short sale of the underlying common stock. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the mandatory convertible preferred stock to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the mandatory convertible preferred stock. This could, in turn, adversely affect the trading price and liquidity of the mandatory convertible preferred stock.

On May 10, 2010, amendments to Rule 201 of Regulation SHO to implement a new short sale price test became effective. The Rule 201 amendments restrict the short selling of any “covered security” that triggers a circuit breaker by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by February 28, 2011. Because our common stock is a “covered security”, the new restrictions may interfere with the ability of investors in, and potential purchasers of, the mandatory convertible preferred stock, to effect short sales in our common stock and to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the mandatory convertible preferred stock.

In addition, on May 18, 2010, the New York Stock Exchange and other national securities exchanges filed proposed rule changes with the SEC under which they would be permitted to halt trading in certain individual stocks if the price moves at least 10% in a five-minute period. Similarly, on May 18, 2010, the Financial Industry Regulatory Authority, Inc., or FINRA, proposed an amendment to FINRA Rule 6121 (Trading Halts Due to Extraordinary Market Volatility) to allow FINRA to halt all trading by FINRA members otherwise than on an exchange following the initiation by a primary securities exchange of a trading halt under the rules of that exchange. As approved by the SEC on June 10, 2010, these proposed rule changes were to be implemented during a pilot period that was to end on December 10, 2010 and was to include only stocks in the S&P 500 Index. However, on September 10, 2010, the SEC adopted requests by FINRA and the various exchanges to expand the pilot to also cover securities included in the Russell 1000 Index as well as certain specified exchange traded products. The end of the pilot period has since been extended until April 11, 2011. Our common stock is included in the S&P 500 Index as of the date of this prospectus supplement. FINRA and the exchanges are expected to file additional proposed rule changes, some of which may extend the pilot period, make the rule changes permanent or expand the list of securities covered by such rules.

On September 10, 2010, the SEC also approved amendments to FINRA Rule 11892 (Clearly Erroneous Transactions in Exchange-Listed Securities) and corresponding exchange rules that are intended to clarify the process for reviewing potentially erroneous trades in exchange-listed securities. These amendments, which are effective on a pilot basis until April 11, 2011, were intended to provide for uniform treatment of clearly erroneous transaction reviews of (a) multi-stock events involving 20 or more securities, (b) transactions that trigger an individual stock trading pause by a primary listing market and subsequent transactions that occur before the trading halt is in effect for over-the-counter trading and (c) other circumstances as necessary for the maintenance of a fair and orderly market and the protection of investors and the public interest. Moreover, in a speech given on September 22, 2010 before the Security Traders Association, Mary Schapiro, Chairman of the SEC, stated that the SEC will likely go further than these recently enacted circuit breaker regulations and that one possible alternative currently under discussion is a “limit-up/limit-down” system under which trading parameters would be established and trades would have to be executed within a range tied to the national best bid and offer. Both the rule changes already approved by the SEC and any future proposed rule changes, to the extent such rule changes apply to our common stock, may decrease, or prevent an increase in, the market price or liquidity of our common stock or interfere with the ability of investors in, and potential purchasers of, the mandatory convertible preferred stock, to effect hedging transactions in or relating to our common stock and to conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the mandatory convertible preferred stock.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted. This new legislation may require many over-the-counter swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the mandatory convertible preferred stock to implement a convertible arbitrage strategy with respect to the mandatory convertible preferred stock (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the mandatory convertible preferred stock. The legislation will become effective on the later of 360 days following the enactment of the legislation or 60 days after the publication of the final rule; however, it is unclear whether the margin requirements will apply retroactively to existing swap transactions. In addition, on December 15, 2010, the SEC released proposed rules relating to the mandatory clearing of security-based swaps and the end-user exception to mandatory clearing of security-based swaps (pursuant to which certain non-financial end-users will be exempt from the central execution and clearing requirements). We cannot predict how this legislation will be implemented by the SEC or the magnitude of the effect that this legislation will have on the trading price or liquidity of the mandatory convertible preferred stock.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and national securities exchange rule changes, or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the mandatory convertible preferred stock will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible equity instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible equity investors employ difficult to execute and adversely affected both the liquidity and trading price of mandatory convertible preferred stock issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the mandatory convertible preferred stock to effect short sales in our common stock, including the recently adopted amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the mandatory convertible preferred stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $421 million (approximately $484 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use a portion of the net proceeds from this offering to redeem $350 million in principal amount of our outstanding 10.500% Senior Notes due May 15, 2016 (the “2016 Notes”) at the redemption price of 110.500% of the principal amount, plus accrued and unpaid interest to the redemption date. The redemption of the 2016 Notes will be made under an “equity clawback” provision that permits a redemption of up to 35% of the aggregate principal amount of the notes with the proceeds of a public equity offering. We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include the repayment of other outstanding indebtedness.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the New York Stock Exchange under the symbol “GT.” On March 28, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $14.57 per share. To our knowledge, 244,137,897 shares of our common stock were held by approximately 20,221 registered holders as of March 24, 2011. The following table sets forth, for the periods indicated, the high and low price of our common stock as reported on the New York Stock Exchange consolidated transaction reporting system.

Year	High	Low

2009:
First Quarter	$8.09	$3.17
Second Quarter	14.26	6.00
Third Quarter	18.84	9.98
Fourth Quarter	18.23	11.87
2010:
First Quarter	$16.39	$12.06
Second Quarter	15.27	9.89
Third Quarter	12.66	9.10
Fourth Quarter	12.18	9.51
2011:
First Quarter (through March 28, 2011)	$15.71	$11.42

DIVIDEND HISTORY OF COMMON STOCK

We have not paid a dividend on our common stock since the fourth quarter of 2002. We do not currently intend to pay any dividends on our common stock, but rather intend to retain earnings, if any, for future operations, expansion of our business and debt repayment. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, compliance with debt instruments, legal requirements and other factors as our board of directors deems relevant. Our primary credit facilities and certain of our debt securities may restrict our ability to pay cash dividends on our capital stock, including our common stock and the mandatory convertible preferred stock, under certain circumstances.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of December 31, 2010:

• on an actual cash basis; and

•	on an as-adjusted basis to give effect to:

•	the sale of the mandatory convertible preferred stock offered hereby, assuming no exercise of the underwriters’ option to purchase additional shares, and

•	the use of the estimated $421 million in net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, to redeem $350 million in principal amount of our 2016 Notes at the redemption price of 110.500% of the principal amount, with the remaining net proceeds held in cash, a portion of which will be used to pay accrued and unpaid interest on the redemption of the 2016 Notes.

As described under the caption “Use of Proceeds”, we intend to use the remaining net proceeds from this offering for general corporate purposes, which may include the repayment of other indebtedness. For more information on the use of proceeds from this offering, see “Use of Proceeds.”

No adjustments have been made to reflect normal course operations by us, or other developments with our business, after December 31, 2010, and thus the as-adjusted information provided below is not indicative of our actual cash position or capitalization at any date. This table should be read in conjunction with the consolidated financial statements of the Company, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2010
	Actual	As Adjusted
	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents(1)	$2,005	$2,039

Total debt:
Senior Secured European and German Revolving Credit Facilities(2)	$—	$—
U.S. First Lien Revolving Credit Facility(3)	—	—
U.S. Second Lien Term Loan Facility	1,200	1,200
Pan-European Accounts Receivable Securitization Facility	319	319
10.500% Senior Notes due 2016(4)	966	628
8.75% Notes due 2020	263	263
8.250% Senior Notes due 2020	993	993
7% Notes due 2028	149	149
Chinese Credit Facilities	153	153
Other U.S. and international debt	446	446
Notes payable and overdrafts	238	238
Capital leases	18	18

Total debt	$4,745	$4,407

Minority shareholders’ equity	584	584
Goodyear shareholders’ equity(5)	644	1,010
Minority shareholders’ equity nonredeemable	277	277

Total capitalization	$6,250	$6,278

(1)	Reflects net proceeds remaining after the redemption of $350 million in principal amount of our 2016 Notes at the redemption price of 110.500% of the principal amount, a portion of which will be used to pay accrued and unpaid interest on the redemption of the 2016 Notes.

(2)	Excludes $12 million in outstanding letters of credit as of December 31, 2010. As of March 23, 2011, there were $360 million in borrowings outstanding and $7 million in letters of credit outstanding under these facilities. The remaining availability as of March 23, 2011 was $404 million.

(3)	Excludes $474 million in outstanding letters of credit as of December 31, 2010. As of March 23, 2011, there were no borrowings outstanding and $452 million in letters of credit outstanding under this facility. The remaining availability as of March 23, 2011 was $1,048 million.

(4)	Actual column represents principal amount of $1,000 million less unamortized discount. As adjusted column represents principal amount of $650 million less unamortized discount.

(5)	Goodyear shareholders’ equity includes (i) common stock, without par value, 450,000,000 shares authorized, 242,938,949 shares outstanding at December 31, 2010, actual and as adjusted, and (ii) preferred stock, without par value, 50,000,000 shares authorized, no shares outstanding at December 31, 2010, actual, and 8,700,000 shares outstanding, as adjusted.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	Year Ended December 31,
	2010	2009	2008	2007	2006

Ratio of earnings to combined fixed charges and preferred dividends(1)(2)	*	**	1.33x	1.70x	***

*	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.

**	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.

***	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $228 million.

(1)	For purposes of calculating our ratio of earnings to combined fixed charges and preferred dividends:

•	Earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (i) amortization of previously capitalized interest and (ii) distributed income of equity investees less (i) capitalized interest and (ii) minority interest in pre-tax income of consolidated subsidiaries with no fixed charges.

•	Combined fixed charges and preferred dividends consist of:

•	fixed charges, which consist of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt discount, premium or expense, (iv) the interest portion of rental expense (estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor) and (v) proportionate share of fixed charges of investees accounted for by the equity method; and

•	preferred dividends, which consist of the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred shares.

•	The consolidated ratio of earnings to combined fixed charges and preferred dividends is determined by adding back fixed charges, as defined above, to earnings, as defined above, which is then divided by combined fixed charges and preferred dividends, as defined above.

(2)	We had no preferred shares outstanding during the periods reflected in the table and thus paid no preferred dividends.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of some of the terms of the mandatory convertible preferred stock. This summary contains a description of the material terms of the mandatory convertible preferred stock but is not necessarily complete. The following summary of the terms and provisions of the mandatory convertible preferred stock is qualified in its entirety by reference to the pertinent sections of our articles of incorporation, as amended (“Amended Articles of Incorporation”), including by the certificate of amendment creating the mandatory convertible preferred stock. We refer you to the documents referred to in the following description, copies of which are available upon request as described under “Where You Can Find More Information” in this prospectus supplement. This summary should also be read in conjunction with the “Description of Capital Stock” section of this prospectus supplement, which contains important information relevant to all holders of our capital stock.

As used in this section, the terms the “Company”, “we”, “us”, and “our” refer to The Goodyear Tire & Rubber Company and not to any of its subsidiaries.

General

Under our Amended Articles of Incorporation, our board of directors is authorized, without further shareholder action, to fix by an amendment to our Amended Articles of Incorporation the terms and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of up to 50,000,000 shares of preferred stock (“preferred stock”), without par value, in one or more series. Our Amended Articles of Incorporation provide that all series of such preferred stock that we may issue rank on parity with one another and therefore we consider all such series to constitute a single class of capital stock. We do not currently have any preferred stock outstanding. At the consummation of this offering, we will issue 8,700,000 shares of mandatory convertible preferred stock. In addition, we have granted the underwriters an option to purchase up to 1,300,000 additional shares of mandatory convertible preferred stock in accordance with the procedures set forth in “Underwriting” in this prospectus supplement.

When issued, the mandatory convertible preferred stock, and our common stock issuable upon the conversion of the mandatory convertible preferred stock, will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other of our securities of any class, other than the right to convert into shares of our common stock as described herein. The transfer agent, registrar, conversion and dividend disbursing agent for the mandatory convertible preferred stock and the transfer agent and registrar for our common stock is Computershare Investor Services.

Ranking

The mandatory convertible preferred stock, with respect to dividend rights or distribution rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to our common stock, and to each other class of capital stock established after the original issue date of the mandatory convertible preferred stock (which we will refer to as the “issue date”), the terms of which expressly provide that the rights of the holders thereof both as to the payment of dividends and as to distributions in the event of our voluntary or involuntary liquidation, dissolution or winding up are junior and subordinate to the rights of the holders of the mandatory convertible preferred stock (which we will refer to collectively as “junior stock” or “shares ranking junior to the mandatory convertible preferred stock”);

•	equally with any class of capital stock established after the issue date, the terms of which expressly provide that the right of the holders thereof (i) are not given preference over the rights of the holders of the mandatory convertible preferred stock either as to the payment of dividends or as to distributions in the event of our voluntary or involuntary liquidation, dissolution or winding up and (ii) either as to the payment of dividends or as to distributions in the event of our voluntary or involuntary liquidation, dissolution or winding up, or as to both, rank on an equality (except as to the amounts fixed therefor) with the rights of the holders of the mandatory convertible preferred stock (which we will refer to collectively as “parity stock” or “shares ranking on a parity with the mandatory convertible preferred stock”); and

•	junior to each class of capital stock established after the issue date, the terms of which expressly provide that the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of our voluntary or involuntary liquidation, dissolution or winding up are given preference over the right of the holders of the mandatory convertible preferred stock (which we will refer to collectively as “senior stock” or “shares ranking prior to the mandatory convertible preferred stock”).

Our Amended Articles of Incorporation provide that all series of preferred stock that we issue will rank on a parity with one another and therefore we consider all such series to constitute a single class of capital stock. The approval of the holders of shares of our outstanding preferred stock (including the mandatory convertible preferred stock) voting as a single class is required to amend our Amended Articles of Incorporation to authorize or create a class of capital stock that ranks senior or on a parity with our preferred stock or to increase the authorized number of shares of our preferred stock. However, the approval of the holders of shares of our outstanding preferred stock (including the mandatory convertible preferred stock) is not required for the authorization or creation of any future series of preferred stock constituting a portion of the class of 50,000,000 shares of preferred stock currently authorized for issuance. Any such future series would rank on a parity with any other series of our preferred stock, including the mandatory convertible preferred stock. See “— Voting Rights.”

Dividends

General

Holders of shares of the mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds lawfully available for payment, cumulative dividends at the rate per annum of 5.875% per share on the initial liquidation preference of $50.00 per share of the mandatory convertible preferred stock (equivalent to $2.9375 per annum per share), payable in cash, as described under “— Method of Payment of Dividends” below. Dividends on the mandatory convertible preferred stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2011 and ending on April 1, 2014 (each, a “dividend payment date”), at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds lawfully available for the payment of such dividends. If any dividend payment date is not a business day, the dividend payable on such date shall be paid on the next business day without any adjustment, interest or other penalty in respect of such delay. For purposes hereof, a “dividend period” shall refer to a period commencing on, and including, a dividend payment date (or if no dividend payment date has occurred, commencing on, and including, the issue date), and ending on, and including, the day immediately preceding the next succeeding dividend payment date. Dividends will be payable to holders of record as they appear on our stock register on the fifteenth calendar day of the month preceding the month in which such dividend payment date falls or such other record date fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such dividend payment date but only to the extent a dividend has been declared to be payable on such dividend payment date (each, a “regular record date”), except that dividends payable on the mandatory conversion date, as defined below, will be payable to the holders presenting the mandatory convertible preferred stock for conversion. Dividends payable on the mandatory convertible preferred stock for any period other than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the mandatory convertible preferred stock for the first dividend period, assuming the issue date is March 31, 2011, is expected to be $0.7425 per share (based on the annual dividend rate of 5.875% and an initial liquidation preference of $50.00 per share) and will be payable, if declared, on July 1, 2011. Each subsequent quarterly dividend on the mandatory convertible preferred stock, when and if declared, will be $0.7344 per share (based on the annual dividend rate of 5.875% and the initial liquidation preference of $50.00 per share).

No dividend will be paid unless and until our board of directors, or any authorized committee of our board of directors, declares a dividend payable with respect to the mandatory convertible preferred stock. The terms of our senior secured credit facilities and certain of our outstanding debt securities may restrict our ability to declare or pay dividends or distributions on our capital stock, including the mandatory convertible preferred stock and our common stock. Specifically, under most of our existing financing agreements, we may pay cash dividends and make other distributions on our capital stock, including the mandatory convertible preferred stock, only if certain financial tests are met or certain exceptions are available. Our ability to declare and pay dividends may also be limited by Ohio law. See “Risk Factors — We may not be able to pay cash dividends on the mandatory convertible preferred stock.” Dividends on the mandatory convertible preferred stock will accrue and accumulate if we fail to pay one or more dividends in any amount, whether or not declared and whether or not we are then legally prohibited under Ohio law from paying such dividends. Accumulations of dividends on shares of the mandatory convertible preferred stock will not bear interest.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum has been set apart for the payment of such dividends, upon all outstanding shares of mandatory convertible preferred stock.

In addition, no dividend may be paid upon or declared or set apart for the mandatory convertible preferred stock at any time unless, at the same time, a like proportionate dividend for the dividend periods terminating on the same date or any earlier date, ratably in proportion to the respective annual dividend rates, shall have been paid upon or declared or funds therefor set apart for all shares of preferred stock of all series then issued and outstanding and entitled to receive such dividend.

If our board of directors or a duly authorized committee of our board of directors determines not to pay any dividend or a full dividend on a dividend payment date for the mandatory convertible preferred stock, we will provide written notice to the holders of the mandatory convertible preferred stock prior to such dividend payment date.

Method of Payment of Dividends

All dividends (or any portion of any dividend) on the mandatory convertible preferred stock (whether for a current dividend period or any prior dividend period, and including accrued and unpaid dividends, payable upon conversion of the mandatory convertible preferred stock pursuant to the provisions described under “— Mandatory Conversion”, “— Conversion at the Option of the Holder”, “— Conversion Upon Fundamental Change” and “— Conversion at our Option Upon Nonpayment of Dividends”) will be paid in cash.

If you are a non-U.S. holder (as defined in “Certain Material United States Federal Income Tax Considerations”), dividends generally will be subject to U.S. federal income tax at a 30% or reduced treaty rate, as described more fully under “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders — Distributions on Preferred Stock and Common Stock.” We will withhold such U.S. federal income tax from amounts otherwise payable to you.

The terms of our senior secured credit facilities and certain of our outstanding debt securities may restrict our ability to declare or pay dividends or distributions on our capital stock, including the mandatory convertible preferred stock and our common stock. Our ability to declare and pay dividends may also be limited by Ohio law. See “Risk Factors — We may not be able to pay cash dividends on the mandatory convertible preferred stock.”

Payment Restrictions

So long as any of our preferred stock, including any share of the mandatory convertible preferred stock, remains outstanding, no dividend, except a dividend payable in our common stock or other shares ranking junior to our preferred stock, shall be paid or declared or any distribution be made on our common stock or any other shares ranking junior to our preferred stock, nor shall any shares of our common stock, junior stock or parity stock be purchased, retired or otherwise acquired by us (except out of the proceeds of the sale of our common stock or other shares ranking junior to our preferred stock received by us on or subsequent to the issue date), unless (i) all accrued and unpaid dividends upon all preferred stock (including the mandatory convertible preferred stock) then outstanding payable on all dividend payment dates occurring on or prior to the date of such action shall have been declared and paid or funds sufficient therefor set apart and (ii) at the date of such action there shall be no arrearages with respect to the redemption of our preferred stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of our Amended Articles of Incorporation.

No dividend may be paid upon or declared or set apart for any series of our preferred stock (including the mandatory convertible preferred stock) at any time unless at the same time a like proportionate dividend for the dividend periods terminating on the same date or an earlier date, ratably in proportion to the respective annual dividend rates, shall have been paid upon or declared or funds therefore set apart for all shares of preferred stock then issued and outstanding, including the mandatory convertible preferred stock, and entitled to receive such dividend.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors or any duly authorized committee of our board of directors may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds lawfully available for such payment, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

Redemption

The mandatory convertible preferred stock will not be redeemable.

Liquidation Preference

In the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs, each holder of the mandatory convertible preferred stock will be entitled to receive in full out of our assets (including our capital) available for distribution to our shareholders, subject to rights of our creditors, before any payment or distribution is made to holders of our common stock and any other shares ranking junior to our preferred stock, the amount of $50.00 per share of the mandatory convertible preferred stock, plus (i) an amount equal to any accrued and unpaid dividends upon the shares of the mandatory convertible preferred stock payable on all dividend payment dates occurring on or prior to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up, plus (ii) if such date is not a dividend payment date, a proportionate dividend on the shares of the mandatory convertible preferred stock, based on the number of elapsed days, for the period from the day following the most recent such dividend payment date through such date of payment of the amount due pursuant to such liquidation, dissolution or winding up.

In case our net assets legally available therefor are insufficient to permit the payment upon all outstanding shares of the mandatory convertible preferred stock and all other series of preferred stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding shares of mandatory convertible preferred stock and all other series of preferred stock in proportion to the full preferential amount to which each such share is entitled. After payment of the full amount of the preferential amounts as described above, holders of the mandatory convertible preferred stock and such other preferred stock shall have no right or claim to any of our remaining assets. Our merger or consolidation into or with any other corporation, or the merger of any other corporation into us, or the sale, lease or conveyance of all or substantially all our property or business shall not be deemed to be a dissolution, liquidation or winding up for purposes of the distribution of any preferential amounts.

The certificate of amendment for the mandatory convertible preferred stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock.

Voting Rights

The holders of the mandatory convertible preferred stock will have no voting rights except as set forth below or as otherwise required from time to time by law, including by the Ohio General Corporation Law, or our Amended Articles of Incorporation. In matters where holders of the mandatory convertible preferred stock are entitled to vote, each share of the mandatory convertible preferred stock shall be entitled to one vote.

Preferred Directors

Whenever, and so long as, the equivalent of six full quarterly dividends (whether or not consecutive) remains unpaid on any series of our preferred stock at the time outstanding, including the mandatory convertible preferred stock (“nonpayment of dividends”), whether or not earned or declared, the holders of preferred stock of all series, voting separately as a class without regard to series, shall be entitled to elect two members to our board of directors; provided, however, that the holders of the preferred stock shall not have or exercise such special class voting rights except at meetings of such shareholders for the election of directors at which the holders of not less than a majority of the outstanding shares of preferred stock of all series then outstanding are present in person or by proxy; and provided, further, that such special class voting rights, once vested, shall remain so vested until all accrued and unpaid dividends on the preferred stock of all series then outstanding shall have been paid, whereupon the holders of preferred stock shall be divested of such special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event of the reoccurrence of the nonpayment of dividends described above.

In the event that a nonpayment of dividends entitles the holders of our preferred stock to elect two directors as specified above, a special meeting of such holders for the purpose of electing such directors shall be called by our secretary upon written request of, or may be called by, the holders of record of at least 10% of the shares of preferred stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of our shareholders; provided, however, that we shall not be required to call such special meeting if the annual meeting of our shareholders shall be held within 120 days after the date of receipt of the foregoing written request from the holders of preferred stock.

At any meeting at which the holders of our preferred stock shall be entitled to elect directors, the holders of a majority of the then outstanding shares of preferred stock of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the board of directors which the holders of the preferred stock are entitled to elect.

Notwithstanding any provision of our Amended Articles of Incorporation or our Code of Regulations or any action taken by the holders of any class of shares fixing the number of our directors, the two directors who may be elected by the holders of our preferred stock shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to the provisions described above. Nothing shall prevent any change otherwise permitted in the total number of our directors or require the resignation of any director elected otherwise than pursuant to such provisions.

Notwithstanding any classification of our other directors, the two directors elected by the holders of our preferred stock shall be elected annually for terms expiring at the next succeeding annual meeting of our shareholders.

In the event of a nonpayment of dividends, if we elect to cause a conversion as described under “— Conversion at our Option Upon Nonpayment of Dividends”, the rights of holders of the mandatory convertible preferred stock to participate in the election of two directors as set forth in the preceding paragraphs effectively will be eliminated.

When a Supermajority Vote is Required

The affirmative vote or consent of the holders of at least two-thirds of the shares of our preferred stock at the time outstanding (including the mandatory convertible preferred stock), voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following:

(i) any amendment, alteration or repeal of any of the provisions of our Amended Articles of Incorporation or of our Code of Regulations which adversely affects the preferences or voting or other rights of the holders of our preferred stock (including the mandatory convertible preferred stock); provided, however, that for the purpose of clauses (i), (ii) and (iii) of this section only, neither the amendment of our Amended Articles of Incorporation so as to authorize, create or change the authorized or outstanding amount of preferred stock or of any shares of any class ranking on a parity with or junior to our preferred stock (including the mandatory convertible preferred stock), nor the amendment of the provisions of our Code of Regulations so as to change the number of our directors shall be deemed to affect adversely the preferences or voting or other rights of the holders of our preferred stock (including the mandatory convertible preferred stock); and provided, further, that if such amendment, alteration or repeal affects adversely the preferences or voting or other rights of one or more but not all series of preferred stock at the time outstanding, only the affirmative vote or consent of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

(ii) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of our preferred stock (including any of the mandatory convertible preferred stock) then outstanding except in accordance with a stock purchase offer made to all holders of record of preferred stock, unless all dividends on all preferred stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with; or

(iii) the authorization, creation or the increase in the authorized amount of any shares of any class or any security convertible into shares of any class, in either case, ranking prior to our preferred stock.

When a Majority Vote is Required

The affirmative vote or consent of the holders of at least a majority of the shares of our preferred stock at the time outstanding (including the mandatory convertible preferred stock), voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following:

(i) the sale, lease or conveyance by us of all or substantially all of our property or business;

(ii) our consolidation with or merger into any other corporation, unless the corporation resulting from such consolidation or surviving such merger will not have after such consolidation or merger any class of shares either authorized or outstanding ranking prior to or on a parity with our preferred stock (including the mandatory convertible preferred stock) except the same number of shares ranking prior to or on a parity with our preferred stock (including the mandatory convertible preferred stock) and having the same rights and preferences as the shares authorized and outstanding immediately preceding such consolidation or merger (and each holder of our preferred stock (including the mandatory convertible preferred stock) immediately preceding such consolidation or merger shall receive the same number of shares with the same rights and preferences of the resulting or surviving corporation); or

(iii) the authorization of any shares ranking on a parity with our preferred stock or an increase in the authorized number of shares of our preferred stock.

Neither the vote, consent nor any adjustment of the voting rights of holders of our shares of the preferred stock (including the mandatory convertible preferred stock) shall be required for an increase in the number of shares of our common stock authorized or issued or for stock splits of our common stock or for stock dividends on any class of stock payable solely in our common stock; and none of the foregoing actions shall be deemed to affect adversely the preferences or voting or other rights of our preferred stock (including the mandatory convertible preferred stock).

Conversion

Conversion into shares of our common stock will occur on the mandatory conversion date, unless you have converted your shares of mandatory convertible preferred stock prior to the mandatory conversion date in the manner described under “— Conversion at the Option of the Holder”, or “— Conversion Upon Fundamental Change”, or we have elected to cause a conversion in the manner described under “— Conversion at our Option Upon Nonpayment of Dividends.”

On the applicable conversion date, if shares of mandatory convertible preferred stock are held in certificated form and you have complied with some additional procedures set forth in the certificate of amendment for the mandatory convertible preferred stock, certificates representing shares of our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the mandatory convertible preferred stock.

The person or persons entitled to receive the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including without limitation, voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the mandatory convertible preferred stock.

In no event will the number of shares of our common stock delivered upon conversion of the mandatory convertible preferred stock exceed an amount per share equal to the product of (i) 2 and (ii) the maximum conversion rate (as defined below), subject to adjustment in the same manner as each fixed conversion rate as set forth under “— Conversion Rate Adjustments — Adjustments to Fixed Conversion Rates.” We refer to this limitation as the “share cap.” To the extent that we deliver the maximum number of whole shares of common stock equal to the share cap on the mandatory convertible preferred stock in accordance with the provisions set forth below, we will be deemed to have paid in full all cash amounts, including all accrued and unpaid dividends, in respect of such mandatory convertible preferred stock. However, in our sole discretion, we may elect to pay any amount above the share cap that would otherwise be payable in cash to the extent we have lawfully available funds to do so.

For purposes of this “Description of Mandatory Convertible Preferred Stock” section, the following terms have the meanings set forth below:

“Volume Weighted Average Price” or “VWAP” per share of our common stock on any trading day means such price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page GT <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. Following a reorganization event (as defined under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”) as a result of which the mandatory convertible preferred stock becomes convertible into exchange property (as defined under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”), the VWAP of any equity security that is traded on a U.S. national securities exchange and that constitutes a unit of or a portion of a unit of exchange property will be calculated in accordance with the foregoing definition, substituting the applicable Bloomberg page for such equity security. The “average VWAP” means, for any period, the average of the volume weighted average price for each trading day in such period.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock (or any other equity security that is traded on a U.S. national securities exchange and that constitutes a unit of or a portion of a unit of exchange property into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which our common stock (or such other security) is listed is open for trading, or, if our common stock (or such other security) is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means any of the following events that has occurred:

•	any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common stock (or any other equity security that is traded on a U.S. national securities exchange and that constitutes a unit of or a portion of a unit of exchange property into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) or in futures or option contracts relating to our common stock (or such other security) on the relevant exchange or quotation system;

•	any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, our common stock (or any other equity security that is traded on a U.S. national securities exchange and that constitutes a unit of or a portion of a unit of exchange property into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) on the relevant exchange or quotation system or futures or options contracts relating to our common stock (or such other security) on any relevant exchange or quotation system; or

•	the failure to open of the exchange or quotation system on which futures or options contracts relating to our common stock (or any other equity security that is traded on a U.S. national securities exchange and that constitute a unit of or a portion of a unit of exchange property into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Mandatory Conversion

Each share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on April 1, 2014 (the “mandatory conversion date”) into a number of shares of our common stock equal to the conversion rate described below. In addition to the common stock issuable upon conversion of each share of our mandatory convertible preferred stock on the mandatory conversion date, holders will have the right to receive an amount in cash equal to all accrued and unpaid dividends on the mandatory convertible preferred stock, whether or not declared prior to that date, for the then-current dividend period ending on the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), so long as we are lawfully permitted to pay such amounts at such time. If we fail to pay such cash amount for any reason, the conversion rate applicable to such conversion of mandatory convertible preferred stock will be adjusted as provided under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such cash amount shall be extinguished upon conversion. In no event shall the number of shares issued upon conversion of the mandatory convertible preferred stock on the mandatory conversion date exceed the share cap.

The conversion rate is the number of shares of common stock issuable upon conversion of each share of the mandatory convertible preferred stock on the applicable conversion date. The conversion rate on the mandatory conversion date (the “mandatory conversion rate”) will, subject to adjustment as described under “— Conversion Rate Adjustments” below, be as follows:

•	if the applicable market value of our common stock (as defined below) is equal to or greater than $18.2125, which we call the “threshold appreciation price”, then the conversion rate will be 2.7454 shares of our common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $50.00 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than $14.57, which we call the “initial price”, then the conversion rate will be equal to $50.00 divided by the applicable market value of our common stock; or

•	if the applicable market value of our common stock is less than or equal to the initial price, then the conversion rate will be 3.4317 shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $50.00, divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” Each of the fixed conversion rates, the initial price and the threshold appreciation price are subject to adjustment as described under “— Conversion Rate Adjustments” below.

Based on the foregoing, if the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock, the aggregate market value of the shares of common stock you receive upon mandatory conversion will be:

•	greater than the liquidation preference of the mandatory convertible preferred stock, if the applicable market value of our common stock is greater than the threshold appreciation price,

•	equal to the liquidation preference, if the applicable market value of our common stock is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the liquidation preference, if the applicable market value of our common stock is less than the initial price.

The “applicable market value of our common stock” is the average VWAP per share of our common stock for the 20 consecutive trading-day period ending on, and including, the third trading day immediately preceding the mandatory conversion date.

As described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”, following a reorganization event as a result of which the mandatory convertible preferred stock becomes convertible into exchange property, the applicable conversion rate in respect of a mandatory conversion will be calculated based on the applicable market value of a unit of exchange property (as defined under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”) rather than the applicable market value of our common stock.

The initial price is $14.57. The threshold appreciation price represents a 25% appreciation over the initial price.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below) or following our issuance of a dividend nonpayment conversion notice (as defined below), holders of the mandatory convertible preferred stock have the right to convert the mandatory convertible preferred stock, in whole or in part, at any time prior to April 1, 2014, into shares of our common stock at the minimum conversion rate of 2.7454 shares of our common stock per share of the mandatory convertible preferred stock, subject to adjustment as described under “— Conversion Rate Adjustments” below.

In addition to the number of shares of common stock issuable at the minimum conversion rate upon conversion of each share of mandatory convertible preferred stock at the option of the holder on any date on which a holder converts shares of mandatory convertible preferred stock at such holder’s option (the “early conversion date”), we will pay an amount in cash equal to all accrued and unpaid dividends on such converted share(s) of mandatory convertible preferred stock, whether or not declared prior to that date, for all dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), so long as we are then lawfully permitted to pay such amounts at such time. If we fail to pay such cash amount for any reason, the conversion rate applicable to such conversion of mandatory convertible preferred stock will be adjusted as provided under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

In no event shall the number of shares issued upon conversion of the mandatory convertible preferred stock upon conversion at the option of the holder exceed the share cap.

Notwithstanding the foregoing, if the early conversion date for any optional conversion occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, then:

•	we will pay such dividend on the dividend payment date to the holder of record of the converted share(s) of mandatory convertible preferred stock on such regular record date;

•	share(s) of mandatory convertible preferred stock surrendered for conversion during such period must be accompanied by cash in an amount equal to the amount of such dividend for the then-current dividend period with respect to the share(s) so converted; and

•	the consideration that we deliver to the converting holder on the early conversion date will not include any consideration for such dividend.

Conversion Upon Fundamental Change

If a fundamental change (as defined below) occurs prior to the mandatory conversion date, we will provide for the conversion of shares of the mandatory convertible preferred stock by paying or delivering, as the case may be, to holders who convert their shares of mandatory convertible preferred stock at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending on, but excluding, the earlier of (i) the mandatory conversion date and (ii) the date that is 20 days after the effective date:

•	a number of shares of our common stock (or units of exchange property, if applicable), based on a conversion rate determined in accordance with the provisions set forth under “— Mandatory Conversion” treating the effective date as the mandatory conversion date for purposes of calculating the applicable market value of our common stock (or the applicable market value of a unit of exchange property in the case of an effective date occurring subsequent to a reorganization event as a result of which the mandatory convertible preferred stock has become convertible into exchange property); as adjusted by

•	the number of shares of common stock (or units of exchange property, if applicable) (“adjustment shares”) determined as described below (the conversion rate determined in accordance with the preceding paragraph, as adjusted for any such adjustment shares, will be referred to as the “fundamental change conversion rate”).

In addition to the number of shares of common stock issuable with respect to the converted shares of mandatory convertible preferred stock, we will pay, to the extent we are legally permitted to make such payment, the sum of an amount in cash equal to (A) all accrued and unpaid dividends, whether or not previously declared, on the converted shares of mandatory convertible preferred stock to, but not including, the effective date, and (B) the present value, as of the effective date, of all remaining dividend payments on the converted shares of mandatory convertible preferred stock through, and including, the mandatory conversion date (excluding accrued and unpaid dividends to the effective date), computed as described below; provided, however, that if (Y) the applicable conversion date occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, or (Z) a dividend payment date for any declared dividend occurs after the effective date but before the applicable conversion date, then, in each such case (but without duplication), we will pay such dividend to the converting holder on the applicable dividend payment date and the cash amount paid to the converting holder upon conversion will be reduced by the amount of such dividend. The present value of remaining dividends will be discounted on a quarterly basis assuming a 360-day year consisting of twelve 30-day months at an annual discount rate of 7%. If we fail to pay the cash amount required by this paragraph, the conversion rate applicable to such conversion of mandatory convertible preferred stock will be adjusted as provided under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

We will notify holders, to the extent practicable, at least 20 business days prior to the anticipated effective date of such fundamental change, but in any event not later than two business days following our becoming aware of the occurrence of a fundamental change (the “fundamental change company notice”). Such fundamental change company notice will state, among other things, the fundamental change conversion rate, including the number of adjustment shares, and whether we will pay the cash amount or whether the conversion rate will be adjusted as provided under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion”; provided, however, that if the fundamental change conversion rate is not calculable at the time the fundamental change company notice is sent to holders the notice will instead disclose the method for calculating such rate. In no event shall the number of shares issued upon conversion of the mandatory convertible preferred stock upon a fundamental change exceed the share cap.

The number of adjustment shares will be determined by reference to the table below based on the effective date of the fundamental change and the stock price in the fundamental change. The stock price will be:

•	in the case of a fundamental change described in clause (2) below in which the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock; and

•	otherwise, the average VWAP per share of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) below will be adjusted as of any date on which the fixed conversion rates of the mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. The adjustment shares shall be correspondingly adjusted in the same manner as each fixed conversion rate as set forth under “— Conversion Rate Adjustments — Adjustments to Fixed Conversion Rates.”

In the case of a fundamental change that occurs subsequent to a reorganization event as a result of which the mandatory convertible preferred stock has become convertible into units of exchange property, the stock price will be determined by reference to the applicable market value of a unit of exchange property (as defined under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”).

The following table sets forth, the number of adjustment shares per $50.00 initial liquidation preference of the mandatory convertible preferred stock based on the effective date and stock price in the fundamental change:

Stock Price on Effective Date

Effective Date	$5.00	$7.50	$10.00	$14.570	$18.2125	$20.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00

3/31/2011	(0.1320)	(0.2590)	(0.3669)	(0.5015)	0.1206	0.0984	0.0336	0.0127	0.0051	0.0021	0.0009	0.0004	0.0001	0.0000

4/1/2011	(0.1318)	(0.2588)	(0.3667)	(0.5014)	0.1207	0.0984	0.0336	0.0127	0.0051	0.0021	0.0009	0.0004	0.0001	0.0000

7/1/2011	(0.1140)	(0.2389)	(0.3499)	(0.4919)	0.1260	0.1023	0.0339	0.0124	0.0048	0.0020	0.0008	0.0003	0.0001	0.0000

10/1/2011	(0.0959)	(0.2175)	(0.3313)	(0.4815)	0.1315	0.1062	0.0338	0.0119	0.0045	0.0018	0.0007	0.0003	0.0001	0.0000

1/1/2012	(0.0780)	(0.1946)	(0.3110)	(0.4703)	0.1373	0.1100	0.0334	0.0111	0.0040	0.0015	0.0006	0.0002	0.0001	0.0000

4/1/2012	(0.0608)	(0.1705)	(0.2887)	(0.4581)	0.1431	0.1138	0.0326	0.0102	0.0034	0.0012	0.0005	0.0002	0.0001	0.0000

7/1/2012	(0.0445)	(0.1447)	(0.2639)	(0.4445)	0.1491	0.1172	0.0311	0.0089	0.0028	0.0009	0.0003	0.0001	0.0000	0.0000

10/1/2012	(0.0295)	(0.1172)	(0.2356)	(0.4291)	0.1553	0.1203	0.0288	0.0073	0.0020	0.0006	0.0002	0.0001	0.0000	0.0000

1/1/2013	(0.0169)	(0.0883)	(0.2031)	(0.4113)	0.1614	0.1226	0.0254	0.0055	0.0013	0.0003	0.0001	0.0000	0.0000	0.0000

4/1/2013	(0.0077)	(0.0597)	(0.1663)	(0.3906)	0.1670	0.1235	0.0208	0.0036	0.0007	0.0001	0.0000	0.0000	0.0000	0.0000

7/1/2013	(0.0022)	(0.0322)	(0.1226)	(0.3643)	0.1715	0.1215	0.0147	0.0017	0.0002	0.0000	0.0000	0.0000	0.0000	0.0000

10/1/2013	(0.0002)	(0.0102)	(0.0710)	(0.3279)	0.1729	0.1132	0.0071	0.0004	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

1/1/2014	0.0000	(0.0005)	(0.0178)	(0.2665)	0.1620	0.0866	0.0009	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

4/1/2014	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of adjustment shares will be determined by straight-line interpolation between the number of adjustment shares set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $100.00 per share (subject to adjustment as described above), then the number of adjustment shares will be equal to zero; and

•	if the stock price is less than $5.00 per share (subject to adjustment as described above), then the number of adjustment shares will be equal to zero.

Our obligation to deliver any additional shares as a result of the foregoing adjustment mechanism could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock (other than in connection with a transaction described in clause (2), in which case clause (2) will apply);

(2) we are involved in a transaction (whether by means of a consolidation with or merger into any other person, or a merger of another person into us, or we sell, lease or transfer in one transaction or a series of related transactions all or substantially all of the property and assets of us and our subsidiaries) or series of related transactions pursuant to which (i) our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, and (ii) more than 10% of such cash, securities or other property consists of securities that are not, or upon issuance will not be, traded on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any successor to any of the foregoing;

(3) our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with a reorganization event) ceases to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any successor to any of the foregoing (other than in connection with a transaction described in clause (2), in which case clause (2) shall apply); or

(4) our stockholders approve any plan for our liquidation, dissolution or termination.

Conversion at Our Option Upon Nonpayment of Dividends

If we at any time have not paid the equivalent of six full quarterly dividends (whether or not consecutive and whether or not earned or declared) on any series of preferred stock at the time outstanding, including the mandatory convertible preferred stock, prior to the mandatory conversion date, we may at our option cause all (but not less than all) shares of the mandatory convertible preferred stock to be automatically converted into a number of shares of our common stock based on the fundamental change conversion rate determined as described below (the “dividend nonpayment conversion rate”). In addition to the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock, we will pay the sum of an amount in cash, to the extent we are legally permitted to make such payment, equal to (A) all accrued and unpaid dividends, whether or not previously declared, on the converted shares of mandatory convertible preferred stock to, but not including, the dividend nonpayment conversion date (as defined below), and (B) the present value, as of the dividend nonpayment conversion date, of all remaining dividend payments on the converted shares of mandatory convertible preferred stock through, and including, the mandatory conversion date (excluding accrued and unpaid dividends to the dividend nonpayment conversion date), computed as described below; provided, however, that if the dividend non-payment conversion date occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, we will pay such dividend on the applicable dividend payment date and the cash amount paid to holders upon conversion will be reduced by the amount of such dividend. The present value of remaining dividends will be discounted on a quarterly basis assuming a 360-day year consisting of twelve 30-day months at an annual discount rate of 7%. If we fail to pay such cash amount for any reason, the conversion rate applicable to such conversion of mandatory convertible preferred stock will be adjusted as provided under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Conversion” and the converting holder’s right to receive such amount shall be extinguished upon conversion.

To exercise the conversion right described above, we must notify the registered holders of the mandatory convertible preferred stock by mail (the “dividend nonpayment conversion notice”) prior to the close of business on the 45th trading day following the dividend payment date for such sixth unpaid dividend. In addition, concurrently with such mailing, we shall post the dividend nonpayment conversion notice on our website. Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided in the certificate of amendment, it will be deemed to have been duly given, whether or not the addressee receives it. The conversion date will be a date selected by us (which we will refer to as the “dividend nonpayment conversion date”) that is no fewer than 10 and no more than 15 trading days after the date the dividend payment conversion notice is sent to holders of the mandatory convertible preferred stock. In addition to any information required by applicable law or regulation, the dividend nonpayment conversion notice shall state, as appropriate:

•	the dividend nonpayment conversion date;

•	the method for calculating the dividend nonpayment conversion rate, including the number of adjustment shares;

•	whether we will pay the cash amount in respect of accrued and unpaid dividends or whether the dividend nonpayment conversion rate has been adjusted as provided under “— Conversion Rate Adjustments — Adjustment to Conversion Rate at Conversion”; and

•	that dividends on the shares of mandatory convertible preferred stock will cease to accrue on the dividend nonpayment conversion date.

In no event shall the number of shares issued upon conversion of the mandatory convertible preferred stock upon a nonpayment of dividends exceed the share cap.

For purposes of determining the dividend nonpayment conversion rate (including the number of adjustment shares) in connection with a conversion at our option upon nonpayment of dividends, the provisions set forth under “— Conversion Upon Fundamental Change” applicable to the determination of the fundamental change conversion rate shall apply except that (i) the “effective date” will be the dividend nonpayment conversion date and (ii) the “stock price” will be the average VWAP per share of our common stock over the five trading-day period beginning on, and including, the trading day immediately following the date on which the dividend nonpayment conversion notice is sent to holders of the mandatory convertible preferred stock or, if the dividend nonpayment conversion date occurs subsequent to a reorganization event as a result of which the mandatory convertible preferred stock has become convertible into units of exchange property, the applicable market value of a unit of exchange property (as defined under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”).

Effect of Conversion

Upon the conversion of any shares of mandatory convertible preferred stock, dividends on such shares shall cease to accrue and accumulate, such shares shall cease to be outstanding and all rights of holders of such shares shall terminate, subject to the right of such holders to receive the shares of our common stock issuable upon conversion, any accrued and unpaid dividends, the present value of any remaining dividends and cash in lieu of fractional shares pursuant to “— Fractional Shares” below to which such holders are otherwise entitled.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the mandatory convertible preferred stock. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash at the current market value thereof (computed to the nearest cent) on the basis of the average VWAP per share of our common stock over the 20 consecutive trading-day period ending on, and including, the last trading day before the conversion date.

If more than one share of the mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the mandatory convertible preferred stock so surrendered.

Conversion Rate Adjustments

Adjustments to Fixed Conversion Rates

Each fixed conversion rate will be adjusted from time to time as follows:

(i) If we issue common stock as a dividend or distribution to all or substantially all holders of our common stock, or if we effect a subdivision or combination (including, without limitation, a reverse stock split) of our common stock, each fixed conversion rate will be adjusted based on the following formula:

CR1  =  CR0 x (OS1/OS0)

where,

CR0 =	the fixed conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

CR1 =	the fixed conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (and prior to giving effect to such event); and

OS1 =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this clause (i) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (i) is declared but not so paid or made, each fixed conversion rate will be immediately readjusted, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the fixed conversion rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(ii) If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to any shareholder rights plan) entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the current market price (as defined below) per share of common stock as of the announcement date for such issuance, each fixed conversion rate will be increased based on the following formula:

CR1 =	CR0 x (OS0 + X)/(OS0 + Y)

where,

CR0 =	the fixed conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	the fixed conversion rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the aggregate price payable to exercise such rights, options or warrants, divided by the average VWAP per share of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance.

Any increase in the fixed conversion rates made pursuant to this clause (ii) will become effective immediately after the close of business on the record date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each fixed conversion rate will be decreased, effective as of the date of such expiration or termination, to the fixed conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the fixed conversion rate that would then be in effect if such record date for such issuance had not occurred.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price per share of our common stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof.

(iii) If we pay a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or other property or rights to acquire our capital stock, our indebtedness or our assets or other property, excluding:

(a) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above;

(b) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (iv) below; and

(c) “spin-offs” as to which the provisions set forth below in this clause (iii) apply,

then each fixed conversion rate will be increased based on the following formula:

CR1 =	CR0 x SP0/(SP0 — FMV)

where,

CR0 =	the fixed conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	the fixed conversion rate in effect immediately after the close of business on such record date;

SP0 =	the current market price per share of our common stock as of such record date; and

FMV =	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) on the record date for such dividend or distribution of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or other property or rights to acquire our capital stock, our indebtedness or our assets or other property, expressed as an amount per share of our common stock.

If our board of directors or a duly authorized committee thereof determines the “FMV” (as defined above) of any dividend or other distribution for purposes of this clause (iii) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period used to determine the current market price per share of our common stock as of the record date for such dividend or other distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of mandatory convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of our common stock receive the shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or other property or rights to acquire our capital stock, our indebtedness or our assets or other property that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution.

Any increase made under the portion of this clause (iii) above will become effective immediately after the close of business on the record date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the fixed conversion rate that would then be in effect if the dividend or other distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then each fixed conversion rate will instead be increased based on the following formula:

CR1 =	CR0 x (FMV0 + MP0)/MP0

where,

CR0 =	the fixed conversion rate in effect at the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;

CR1 =	the fixed conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;

FMV0 =	the average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock for the 10 consecutive trading-day period commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange; and

MP0 =	the average VWAP per share of our common stock over the 10 consecutive trading-day period commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at the close of business on the 10th consecutive trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange, but will be given effect as of the open of business on the date immediately succeeding the record date for such dividend or distribution on the relevant exchange. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading-day period with retroactive effect, we will delay the settlement of any conversion of the mandatory convertible preferred stock if the conversion date occurs after the record date for such dividend or other distribution and prior to the end of such 10 consecutive trading-day period. In such event, we will deliver the shares of our common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading-day period.

(iv) If we pay a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding (a) any cash that is distributed as part of a dividend or distribution referred to in clause (iii) above and (b) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (v) below, each fixed conversion rate will be increased based on the following formula:

CR1 =	CR0 x SP0/(SP0 — C)

where,

CR0 =	the fixed conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	the fixed conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0 =	the current market price per share of our common stock as of the record date for such distribution; and

C =	the amount of cash per share of our common stock we distribute to holders of our common stock.

The adjustment to the fixed conversion rates pursuant to this clause (iv) will become effective immediately after the close of business on the record date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of mandatory convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to the close of business on the record date for such or distribution. If such distribution is not so paid, the fixed conversion rates will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay such dividend and (b) the date such dividend was to have been paid, to the fixed conversion rates that would then be in effect if such distribution had not been declared.

(v) If we or one or more of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average VWAP per share of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be increased based on the following formula:

CR1 =	CR0 x (FMV + (SP1 x OS1))/(SP1x OS0)

where,

CR0 =	the fixed conversion rate in effect immediately prior to the close of business on the 11th trading day immediately following the expiration date;

CR1 =	the fixed conversion rate in effect immediately after the close of business on the 11th trading day immediately following the expiration date;

FMV =	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS1 =	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), less any purchased shares;

OS0 =	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and

SP1 =	the average VWAP per share of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at the close of business on the 11th consecutive trading day immediately following the expiration date, but will be given effect as of the open of business on the expiration date. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading-day period with retroactive effect, we will delay the settlement of any conversion of mandatory convertible preferred stock if the conversion date occurs during such 10 consecutive trading-day period. In such event, we will deliver the shares of our common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading-day period.

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or any other equity security constituting a unit of or a portion of a unit of exchange property into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) have the right to receive any cash, securities or other property or in which our common stock (or such other equity security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other equity security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors (or the board of directors of any successor to us) or by statute, contract or otherwise).

“Current market price of our common stock” on any day means the average VWAP per share of our common stock (or any other equity security traded on a U.S. national securities exchange constituting a unit of or a portion of a unit of exchange property into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) for the ten consecutive trading-day period ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (v) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of our common stock (or such other equity security) trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from us or, if applicable, from the seller of our common stock (or such other equity security) (in the form of due bills or otherwise) as determined by such exchange or market.

In the case of any equity security that is not traded on a U.S. national securities exchange and that constitutes a unit of or a portion of a unit of exchange property “current market price of our common stock” shall mean the value of each share of such equity security as determined in good faith by our board of directors (or the board of directors of any successor to us) or a duly authorized committee thereof.

If we have in effect a shareholder rights plan while any shares of mandatory convertible preferred stock remain outstanding, holders of the mandatory convertible preferred stock will receive, upon a conversion of mandatory convertible preferred stock, in addition to common stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of the mandatory convertible preferred stock would not be entitled to receive any rights in respect of our common stock, if any, that we are required to deliver upon conversion of mandatory convertible preferred stock, each fixed conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger a conversion rate adjustment pursuant to paragraphs (ii) or (iii) above. We currently do not have a shareholder rights plan in effect.

No adjustment to the fixed conversion rates need be made if holders of the mandatory convertible preferred stock participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, as if such holders held a number of shares of our common stock equal to the maximum conversion rate as of the record date for such transaction, multiplied by the number of shares of mandatory convertible preferred stock held by such holders.

The fixed conversion rates will not be adjusted upon certain events, including but not limited to:

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date;

•	a change solely in the par value of our common stock; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

The fixed conversion rates shall not be adjusted pursuant to the provisions set forth above under “— Adjustment to Fixed Conversion Rates” in the case of a reorganization event as a result of which the mandatory convertible preferred stock becomes convertible into exchange property pursuant to the provisions set forth under “— Recapitalizations, Reclassifications and Changes of Our Common Stock” if the effect of such adjustment would be duplicative.

No adjustment in the fixed conversion rates will be required unless the adjustment would require an increase or decrease of at least 1% of the fixed conversion rates. If the adjustment is not made because the adjustment does not change the fixed conversion rates by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall be made upon any conversion of mandatory convertible preferred stock.

Adjustments to the fixed conversion rates, or failure to make certain adjustments, may result for U.S. federal income tax purposes in a taxable deemed distribution to the beneficial owners of mandatory convertible preferred stock. See “Certain Material United States Federal Income Tax Considerations “— Taxation of U.S. Holders — Adjustment to Conversion Rate.”

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

We will be required, as soon as practicable after a fixed conversion rate is adjusted pursuant to the above provisions, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates pursuant to the above provisions, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the mandatory conversion rate will apply on the mandatory conversion date. Because the applicable market value of our common stock is an average VWAP per share of our common stock (or unit of or a portion of a unit of exchange property, if applicable) over a period of trading days we will make appropriate adjustments to the average VWAP per share (or unit of or portion of a unit of exchange property, if applicable) to account for any adjustments to the fixed conversion rates that become effective during the period in which the applicable market value is being calculated.

Adjustment to Conversion Rate Upon Conversion

If, prior to the conversion of any shares of mandatory convertible preferred stock, we have not informed converting holders of our intention to pay and at the time of settlement of such conversion do not so pay any cash amounts required to be paid upon such conversion (as set forth under “— Mandatory Conversion”, “— Conversion at the Option of the Holder”, “— Conversion Upon Fundamental Change” or “— Conversion at our Option Upon Nonpayment of Dividends”, as applicable), the conversion rate applicable to the conversion of such shares of mandatory convertible preferred stock (and only to the conversion of such shares) will be increased based on the following formula:

CR1 =	CR0 +(D/SP1)

where,

CR0 =	the conversion rate in effect immediately prior to such conversion date;

CR1 =	the conversion rate in effect for purposes of such conversion;

D =	the unpaid cash amount due with respect to the shares being converted divided by the number of shares being converted; and

SP1 =	the average VWAP per share of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the conversion date.

The adjustment to the applicable conversion rate under the immediately preceding paragraph will be given effect as of, and apply to conversion on, the applicable conversion date.

An adjustment to a conversion rate under this section, may result for U.S. federal income tax purposes in a deemed distribution to the beneficial owners of mandatory convertible preferred stock. See “Certain Material United States Federal Income Tax Considerations — Taxation of U.S. Holders.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes only in par value or resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us and our subsidiaries; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which the shares of our common stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “reorganization event”), then, at and after the effective time of such reorganization event, each share of the mandatory convertible preferred stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the type of such other securities, property or assets (including cash or any combination thereof) that a holder of a share of the mandatory convertible preferred stock would have received if such holder had converted its mandatory convertible preferred stock immediately prior to such reorganization event (the “exchange property”).

If a conversion date with respect to the mandatory convertible preferred stock occurs after a reorganization event, each share of mandatory convertible preferred stock will convert into an amount of exchange property equal to the product of (i) the applicable conversion rate then in effect and (ii) one unit of exchange property (as defined below), without interest thereon and without any right to dividends or distributions thereon. For the purposes of the foregoing, “one unit of exchange property” shall mean the type and amount of exchange property received per share of our common stock in such reorganization event. In the case of any reorganization event that causes our common stock to be exchanged for or converted into the right to receive more than a single type of consideration determined in part upon any form of stockholder election, the type and amount of consideration that a holder of the mandatory convertible preferred stock would have been entitled to receive as a holder of our common stock will be deemed to be the weighted average of the type and amount of consideration received by holders of our common stock that affirmatively make such an election. For purposes of the foregoing, the applicable conversion rate shall be (i) in the case of a mandatory conversion on the mandatory conversion date, the mandatory conversion rate determined using the applicable market value of a unit of exchange property (as defined below) instead of the applicable market value of our common stock, (ii) in the case of a conversion at the option of the holder, the minimum conversion rate, and (iii) in the case of a conversion upon a fundamental change or at our option upon nonpayment of dividends, the fundamental change conversion rate or dividend nonpayment conversion rate, as the case may be, determined using the applicable market value of a unit of exchange property instead of the applicable market value of our common stock. In the event of a mandatory conversion on the mandatory conversion date or a conversion at the option of the holder, “applicable market value of a unit of exchange property” shall be: (i) in the case of equity securities that are traded on a U.S. national securities exchange, the average VWAP per share or other single unit of such securities for the 20 consecutive trading-day period ending on, and including, the third trading day immediately preceding the applicable conversion date, (ii) in the case of cash, the amount of such cash, and (iii) in the case of any other property, as determined in good faith by our board of directors (or the board of directors of any successor to us) or a duly authorized committee thereof. In the event of a conversion upon a fundamental change or a conversion at our option upon nonpayment of dividends, “applicable market value of a unit of exchange property” shall be determined as described above, except that the value of any equity securities that are traded on a U.S. national securities exchange shall be the average VWAP per share or other single unit of such securities for either (Y) the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the fundamental change or (Z) the five trading-day period ending on, and including, the trading day immediately following the date on which the dividend nonpayment conversion notice is sent, as applicable.

The above provisions of this section will similarly apply to successive reorganization events and the “— Conversion Rate Adjustments” section will apply to any shares of our capital stock (or any other equity security) received by the holders of our common stock in any such reorganization event. For purposes of the conversion rate adjustments set forth above under “— Conversion Rate Adjustments”, following a reorganization event as a result of which the mandatory convertible preferred stock becomes convertible into units of exchange property, references to our common stock shall be deemed to be references to each equity security constituting a unit of or a portion of a unit of exchange property and references to the conversion rate shall be deemed to refer to, and adjustments to the conversion rate shall be applied to, each such equity security and not to any other property constituting a portion of a unit of exchange property.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any reorganization event, provide written notice to the holders of the mandatory convertible preferred stock of such occurrence of such event and of the type and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section.

Miscellaneous

We will at all times reserve and keep available, free from preemptive rights, out of the authorized and unissued shares or treasury shares, solely for issuance upon the conversion of the mandatory convertible preferred stock, that number of shares of our common stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of all convertible series of preferred stock.

We are authorized to purchase any shares of any series of preferred stock from time to time and at such times, in such manner, for such reasons and on such terms and conditions as shall be deemed appropriate by our board of directors.

Book-Entry, Delivery and Form

The certificates representing the mandatory convertible preferred stock will be issued in fully registered form registered in the name of Cede & Co., the partnership nominee of The Depository Trust Company, or DTC, or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the mandatory convertible preferred stock represented by such global security for all purposes under our Amended Articles of Incorporation and the securities. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Amended Articles of Incorporation.

Payments of dividends on the global security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the transfer agent, registrar, redemption, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, redemption, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global security or DTC ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a qualified successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in a global security may receive certificated shares, at the option of the Company, in accordance with the rules and procedures of DTC in addition to those provided for under our Amended Articles of Incorporation. Beneficial interests in global securities held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of the material terms of our capital stock. The following description is based on our Amended Articles of Incorporation, our code of regulations, as amended (“Code of Regulations”), and applicable provisions of Ohio law. This summary is not complete. Our Amended Articles of Incorporation and Code of Regulations are exhibits to the registration statement of which this prospectus supplement forms a part. You should read our Amended Articles of Incorporation and Code of Regulations for the provisions that are important to you.

Authorized Shares

Our authorized capital stock consists of:

450,000,000 shares of common stock, without par value; and

50,000,000 shares of preferred stock, issuable in series.

On March 24, 2011, there were 244,137,897 shares of common stock outstanding and an additional 6,751,795 issued shares of common stock which we hold as treasury shares. No shares of preferred stock were issued or outstanding on March 24, 2011. The outstanding shares of our common stock are listed on the New York Stock Exchange. Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Common Stock

Voting Rights

Each share of our common stock is entitled to one vote per share on each matter voted upon by shareholders, subject to the right of shareholders to vote cumulatively in the election of directors and the rights of the holders of shares of preferred stock, if any, that may be outstanding.

Except as may otherwise be required by our Amended Articles of Incorporation, our Code of Regulations or Ohio law in respect of certain matters, the affirmative vote of at least a majority of the shares of common stock outstanding on the record date is required for any proposal to be adopted. Various matters, including the approval of certain transactions and certain amendments to the Amended Articles of Incorporation or Code of Regulations, require the affirmative vote of the holders of two-thirds of the shares of common stock outstanding.

In voting for the election of directors, each share is entitled to one vote for each director to be elected unless cumulative voting is in effect. In an uncontested election for which cumulative voting is not in effect, all candidates for directorships to be filled must receive more votes “for” their election than “against” their election in order to be elected. If the election is contested or if cumulative voting is in effect, the candidates for directorships to be filled receiving the most votes shall be elected, up to the number of directors to be elected. An election shall be considered contested if there are more nominees for election than director positions to be filled in that election. Any holder of shares of common stock may request that voting for the election of directors be cumulative. In voting cumulatively, a shareholder may give any one candidate for director a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she is entitled to vote, or may distribute his or her votes on the same principle among two or more candidates as desired.

Under Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our corporate governance guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the board of directors.

Dividend Rights

The holders of shares of our common stock are entitled to receive dividends and other distributions if, as and when declared by our board of directors out of funds legally available for that purpose. These rights are subject to any preferential rights and any sinking fund, redemption or repurchase rights of any outstanding shares of preferred stock. We are not permitted to pay dividends to holders of our common stock if we have not paid or provided for the dividends, if any, fixed with respect to any outstanding shares of preferred stock.

The terms of our senior secured credit facilities and certain of our outstanding debt securities contain covenants that may restrict our ability to pay cash dividends on our capital stock, including our common stock, under certain circumstances. Specifically, under most of our existing financing agreements, we may pay cash dividends and make other distributions on our capital stock, including our common stock, only if certain financial tests are met or certain exceptions are available.

Liability for Calls and Assessments

The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preemptive Rights

Holders of shares of our common stock do not have preemptive rights or conversion rights as to additional issuances of shares of our common stock or of securities convertible into, or entitling the holder to purchase, shares of our common stock.

Liquidation Rights

If the Company were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of preferred stock.

Other Information

Holders of shares of our common stock have no conversion, redemption or call rights related to their shares. We may, pursuant to action authorized by our board of directors, offer to repurchase or otherwise reacquire shares of our common stock, but we may not redeem issued and outstanding shares.

Preferred Stock

Our board of directors is authorized, without further action, to fix by an amendment to our Amended Articles of Incorporation the terms and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of our preferred stock, in one or more series. Our Amended Articles of Incorporation provide that all series of our preferred stock rank on parity with one another. If shares of a series of preferred stock are outstanding and if six quarterly dividends thereon have not been paid as provided by the terms of that outstanding series of preferred stock, then the holders of the preferred stock have the right to elect, as a class, two members of our board of directors, which rights continue until the failure to pay such dividends is cured. In addition, the separate affirmative vote or consent of the holders of any outstanding preferred stock may be required to authorize the creation of a class of capital stock that ranks senior or on a parity with our preferred stock, the increase in the authorized number of shares of our preferred stock and certain other corporate actions, including mergers and the sale of all or substantially all of our property or business.

Policy Regarding Shareholder Rights Plans

We do not have a shareholder rights plan. The board of directors has agreed to the following policy, which is set forth in our corporate governance guidelines, with respect to the future adoption of a rights plan:

•	if we ever were to adopt a rights plan, the board of directors would seek prior shareholder approval of the plan unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt a plan before obtaining shareholder approval; and

•	if a rights plan is adopted without prior shareholder approval, the plan must either be ratified by shareholders or must expire within one year.

Certain Provisions of Ohio Law and the Company’s Amended Articles of Incorporation and Code of Regulations

There are statutory provisions of Ohio law and provisions in our Amended Articles of Incorporation and Code of Regulations that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which our shareholders might otherwise receive a premium over the then current market prices for their shares.

Amended Articles of Incorporation and Code of Regulations

Our Amended Articles of Incorporation and Code of Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the board of directors. These provisions include:

•	the right of our board of directors to issue authorized and unissued shares of common stock without shareholder approval;

•	the right of our board of directors to issue shares of preferred stock in one or more series and to designate the number of shares of those series and certain terms, rights and preferences of those series, including redemption terms and prices and conversion rights, without shareholder approval; and

•	provisions prohibiting the removal of directors except upon the vote of holders of shares entitling them to exercise at least two-thirds of the voting power of the Company.

Ohio Law Provisions

Various laws may affect the legal or practical ability of shareholders to dispose of shares of the Company. Such laws include the Ohio statutory provisions described below.

Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined in Section 1704.01 of the Ohio Revised Code as a beneficial owner, directly or indirectly, of ten percent or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder’s share acquisition date.

The prohibited transactions include, among other things: mergers, consolidations, majority share acquisitions, certain purchases, leases and sales of assets, certain issuances or transfers of shares (or rights to acquire shares), dissolutions, certain reclassifications, recapitalizations or other transactions that would increase the proportion of shares held by the interested shareholder or its affiliates or associates, and the provision of certain benefits (including loans, advances and other financial assistance) by the corporation to the interested shareholder or its affiliates or associates.

After the expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:

•	the transaction receives the approval of the holders of at least two-thirds of all the voting shares of the corporation and is also approved by the holders of at least a majority of the disinterested voting shares (defined as those shares not held by the interested shareholder or its affiliates or associates); or

•	the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.

The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder’s acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate voting power on or after April 11, 1990 or if a person inadvertently becomes an interested shareholder, provided that, as soon as practicable, they divest the voting shares that resulted in them becoming an interested shareholder.

Pursuant to Ohio Revised Code Section 1707.043, an Ohio publicly traded corporation may recover profits made from any disposition of the corporation’s equity securities by a person who, within eighteen months before such disposition made a proposal, or publicly disclosed the intention or possibility of making a proposal, to acquire control of the corporation. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:

•	such person’s sole purpose in making the proposal or public disclosure was to succeed in acquiring control of the corporation and that there were reasonable grounds to believe that such person would acquire control of the corporation; or

•	such person’s public disclosure concerning the intention or possibility of making a proposal to acquire control of the corporation were not effected with a purpose of affecting market trading and thereby increasing any profit or decreasing any loss from the disposition of the equity securities, and the public disclosure did not have a material effect on the market price or trading volume of the corporation’s equity securities.

Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Section 1707.043 does not apply to equity securities acquired more than eighteen months before the date on which the proposal or public disclosure was made. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty days of a written request by a holder of any equity security. The party bringing such an action may recover attorneys’ fees if the court having jurisdiction over such action orders the recovery of any profits.

We are also subject to Ohio’s Control Share Acquisition Act (Ohio Revised Code Section 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which the Company meets, only if such person has submitted an “acquiring person statement” and the proposed acquisition has been approved at a special meeting of shareholders called for the purpose of considering the proposed acquisition by both (i) the vote of a majority of the voting power of the corporation and (ii) the vote of a majority of the voting power of the corporation excluding “interested shares” (as defined in Section 1701.01 of the Ohio Revised Code).

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material United States federal income tax consequences of the acquisition, ownership and disposition of the mandatory convertible preferred stock and the common stock received in respect thereof. This summary only addresses holders who hold shares of the mandatory convertible preferred stock and common stock as capital assets.

As used herein, “U.S. holders” are any beneficial owners of shares of the mandatory convertible preferred stock or common stock, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of shares of the mandatory convertible preferred stock or common stock, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of shares of the mandatory convertible preferred stock or common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of acquiring, owning and disposing of shares of the mandatory convertible preferred stock or common stock.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss shares of mandatory convertible preferred stock or common stock held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) persons subject to the alternative minimum tax. Further, it does not include any description of any estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the mandatory convertible preferred stock or common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the United States federal, state, local and foreign tax consequences of the ownership and disposition of shares of the mandatory convertible preferred stock and the common stock received in respect thereof.

Taxation of U.S. Holders

Distributions on Preferred Stock and Common Stock.  Cash distributions paid on the mandatory convertible preferred stock or common stock will be treated as a dividend to the extent paid out of Goodyear’s current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be includible in income by a U.S. holder and taxable as ordinary income when received. If a cash distribution exceeds Goodyear’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of capital up to the U.S. holder’s tax basis in its shares of mandatory convertible preferred stock or common stock

(determined on a share by share basis). Any amount in excess of the U.S. holder’s tax basis will be treated as capital gain.

Non-corporate U.S. holders will be taxed for United States federal income tax purposes at a maximum rate of 15% on distributions treated as dividends for taxable years beginning before January 1, 2013, provided that certain holding period and other requirements are satisfied.

Distributions treated as dividends received by corporate U.S. holders will be eligible for the dividends-received deduction, subject to various limitations (including restrictions relating to the holder’s taxable income, holding period of the mandatory convertible preferred stock or common stock and debt financing).

A dividend that exceeds certain thresholds in relation to a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. holder receives an extraordinary dividend, it will generally be required to reduce its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. holder’s tax basis in its mandatory convertible preferred stock or common stock, the excess will be treated as taxable gain. If a non-corporate U.S. holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the 15% tax rate described above.

U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate or the dividends-received deduction, and the potential application of the extraordinary dividend rules in light of their particular circumstances.

Adjustments to the Conversion Rate.  The conversion rate of the convertible preferred stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in Goodyear’s assets or earnings may, in some circumstances, result in a deemed distribution to the holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. holder of the mandatory convertible preferred stock, however, will generally not be considered to result in a deemed distribution to the holder. Certain of the possible conversion rate adjustments provided in the terms of the mandatory preferred stock (including adjustments in respect of taxable dividends paid to holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. holders of mandatory convertible preferred stock will be deemed to have received a distribution even though they have not received any cash or property. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain as described above under “— Distributions on Preferred Stock and Common Stock.”

Conversion into Common Shares.  A U.S. holder generally will not recognize gain or loss upon the conversion of the mandatory convertible preferred stock into shares of common stock, except that (1) a U.S. holder’s receipt of cash (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described under “— Distributions on Preferred Stock and Common Stock” above, (2) a U.S. holder’s receipt of common stock (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described under “— Distributions on Preferred Stock and Common Stock” above as if the U.S. holder had received cash in respect of such accrued dividends or dividends in arrears and (3) a U.S. holder’s receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the holder’s tax basis in the fractional share).

Except as discussed in the next sentence, a U.S. holder’s basis in shares of common stock received upon conversion of the mandatory convertible preferred stock (and any fractional shares treated as received and then exchanged for cash) will equal the basis of the converted shares of mandatory convertible preferred stock and the holding period of such shares of common stock will include the holding period of the converted shares of mandatory convertible preferred stock. Common shares received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

Conversion After Dividend Record Date.  If a U.S. holder exercises its right to convert shares of the mandatory convertible preferred stock into common stock after a dividend record date but before payment of the dividend, then upon conversion the holder will be required to pay us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of the common shares received. When the dividend is received, the holder would recognize the dividend payment in accordance with the rules described under “— Distributions on Preferred Stock and Common Stock” above.

Sale or Exchange.  Upon the sale or exchange of shares of mandatory convertible preferred stock (other than a conversion into common stock) or common stock, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in the shares sold or exchanged.

Gain or loss recognized on the sale or exchange of mandatory convertible preferred stock or common stock will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale or exchange, the U.S. holder’s holding period in the mandatory convertible preferred stock or common stock is greater than one year. If a U.S. holder is a non-corporate holder, long-term capital gain is subject to preferential tax rates. The deductibility of capital losses against ordinary income is subject to limitations.

Additional Shares of Common Stock Received.  Although it is not free from doubt, any additional shares of common stock received by a U.S. holder as a result of a fundamental change (see “Description of Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change”) or the nonpayment of dividends (see “Description of Mandatory Convertible Preferred Stock — Mandatory Conversion Upon Nonpayment of Dividends”) should be treated as part of the consideration received in the conversion. If this treatment is correct, then the U.S. holder would be treated in the manner described above under “— Conversion into Common Shares.” U.S. holders should consult their own tax advisors to determine the specific tax treatment of such additional shares in their particular circumstances.

Information Reporting and Backup Withholding.  In general, information reporting requirements will apply to payments of dividends and the proceeds of the sale of the mandatory convertible preferred stock or common stock. Backup withholding may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

Distributions.  Any actual or constructive distribution of cash or common stock that is treated as a dividend (including any common stock received on conversion attributable to accumulated and unpaid dividends or dividends in arrears (if any)) generally will be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless such dividends are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and the holder provides an IRS Form W-8ECI or other appropriate certification), in which case the non-U.S. holder will be taxed in the same manner as a U.S. holder. If such non-U.S. holder is a corporation, a 30% branch profits tax (or lower rate specified by an applicable income tax treaty) may apply. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8BEN claiming benefits of the applicable treaty. In the case of a constructive dividend, we will withhold the U.S. federal income tax on such dividend from any future cash dividends, shares of common stock, or sales proceeds otherwise payable to you. A non-U.S. holder that is subject to U.S. withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such withholding tax.

Conversion of Mandatory Convertible Preferred Stock into Common Stock.  A non-U.S. holder will not recognize gain or loss in respect of the receipt of shares of common stock upon the conversion of the mandatory convertible preferred stock, except that common stock received that is attributable to accumulated and unpaid dividends or dividends in arrears, if any, will be treated in the manner described above under “— Distributions on Preferred Stock and Common Stock.”

Sale or Exchange.  A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of the mandatory convertible preferred stock (other than a conversion into common stock) or common stock unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met.

Except to the extent that an applicable income tax treaty otherwise provides, if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States-related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of shares of mandatory convertible preferred stock or common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax.  United States backup withholding tax will not apply to payments of dividends on the mandatory convertible preferred stock or common stock to a non-U.S. holder if the holder delivers an IRS W-8BEN or other appropriate certification of non-U.S. status, unless the payor has actual knowledge or reason to know that the holder is a United States person. Information reporting requirements may apply with respect to dividend payments on the mandatory convertible preferred stock or common stock, in which event the amount of dividends paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the IRS.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of a sale of shares of mandatory convertible preferred stock or common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in the preceding paragraph or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Recent Legislation

Recently passed legislation may require a foreign financial institution through which shares of mandatory preferred stock or common stock are held to enter into an agreement with the IRS that would obligate the foreign financial institution to obtain information about its account holders and to disclose information about certain U.S. account holders of the foreign financial institution to the IRS. If the foreign financial institution through which shares of mandatory preferred stock or common stock are held does not enter into such an agreement, was unable to obtain information about its U.S. account holders or otherwise failed to satisfy its obligations under the agreement, the legislation would impose, beginning after December 31, 2012, a 30% withholding tax on dividends paid on the mandatory convertible preferred stock and common stock and the proceeds of the sale of shares of such stock held through such a foreign financial institution.

Recently passed legislation may also require certain U.S. holders who are individuals, estates or trusts to pay up to an additional 3.8% tax on, among other things, dividends and capital gains for taxable years beginning after December 31, 2012.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the mandatory convertible preferred stock and common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal income or other tax laws.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares of mandatory convertible preferred stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our mandatory convertible preferred stock indicated in the following table.

Underwriters	Number of Shares

Goldman, Sachs & Co.	2,610,000
J.P. Morgan Securities LLC	1,740,000
Citigroup Global Markets Inc.	1,740,000
Credit Agricole Securities (USA) Inc.	1,740,000
BNP Paribas Securities Corp.	290,000
HSBC Securities (USA) Inc.	290,000
Natixis Bleichroeder LLC	290,000

Total	8,700,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of our mandatory convertible preferred stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,300,000 shares of our mandatory convertible preferred stock from us. They may exercise that option for 30 days from the date of the final prospectus supplement. If any shares of our mandatory convertible preferred stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,300,000 additional shares.

		Total Fees
		Without	With Full
	Fee per share	Exercise of Option	Exercise of Option

Discounts and commissions paid by us	$1.50	$13,050,000	$15,000,000

Shares of our mandatory convertible preferred stock sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.90 per share from the initial price to the public. If all the shares are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters, subject to certain exceptions, not to, directly or indirectly, offer, sell, make any short sale or otherwise dispose of, any shares of our mandatory convertible preferred stock or common stock, or other securities that are convertible into or exchangeable or exercisable for our mandatory convertible preferred stock or common stock (other than any shares of common stock issued upon the conversion of the mandatory convertible preferred stock), during the period from the date of this prospectus supplement continuing through the date 90 days after the date of the final prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the underwriters;provided, however, that we may file a registration statement on Form S-8 and may issue shares of our common stock and options to purchase shares of our common stock pursuant to any existing stock option, stock bonus, employment agreement, employee benefit plan or other stock plan or arrangement.

Certain of our officers have agreed not to, directly or indirectly, (1) offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of the common stock (including, without limitation, shares of common stock which may be deemed to be beneficially owned by the officers subject to lock-up restrictions in accordance with the rules and regulations of the Securities and Exchange Commission, shares of common stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for common stock) or (2) enter into any hedging transaction relating to our common stock during the 90-day period following the date of this prospectus supplement without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC. Notwithstanding the foregoing, such officers may (a) transfer shares of the common stock acquired pursuant to the Company’s employee stock purchase plans in existence on the date of this prospectus supplement, including, without limitation, any such plan under Section 401(k) of the Internal Revenue Code, (b) transfer shares of the common stock to the Company for the purpose of exercising employee stock options pursuant to the share swap exercise provisions set forth therein, provided that the shares acquired upon the exercise of such options shall be subject to the foregoing restrictions, and (c) transfer shares of common stock or other Company securities if the transfer is by gift, will or intestacy, provided that the transferee agrees to be bound by the foregoing restrictions.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our mandatory convertible preferred stock, including purchases and sales of shares of our mandatory convertible preferred stock or our common stock in the open market. These transactions in our mandatory convertible preferred stock or our common stock may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of our mandatory convertible preferred stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of our mandatory convertible preferred stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing our mandatory convertible preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our mandatory convertible preferred stock or our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our mandatory convertible preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our mandatory convertible preferred stock. As a result, the price of our mandatory convertible preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters have performed commercial and investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, affiliates of certain of the underwriters are lenders under our credit facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe to the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This document is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

This document is only being distributed to and is only directed at persons who are (i) outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be made to or engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of our mandatory convertible preferred stock and certain other legal matters will be passed upon for us by David L. Bialosky, Senior Vice President, General Counsel and Secretary of the Company. Mr. Bialosky is paid a salary by us, is a participant in our Management Incentive Plan, Executive Performance Plan and equity compensation plans, and owns and has options to purchase shares of our common stock. Certain legal matters with respect to the mandatory convertible preferred stock will be passed upon for us by Covington & Burling LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated into this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

The Goodyear Tire & Rubber Company

Preferred Stock

Common Stock

We may offer and sell from time to time, in one or more offerings, preferred stock, common stock or any combination of these securities at prices and on terms determined at the time of any such offering. The preferred stock may be convertible into or exercisable or exchangeable for common stock, preferred stock or other securities. Our common stock is listed on the New York Stock Exchange and trades under the symbol “GT.” We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Each time any of these securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

This prospectus is dated March 28, 2011

You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any other offering material filed or provided by us. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any other offering material is accurate as of any date other than the date on the front of such document. Any information incorporated by reference into this prospectus, any accompanying prospectus supplement or any other offering material is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process, which allows us to offer and sell, from time to time, our securities in one or more offerings.

Each time we offer to sell our securities pursuant to this prospectus, we will provide a prospectus supplement that will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, as we describe in the section entitled “Where you can find more information,” we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us. Before you decide whether to invest in our securities, you should read this prospectus, the accompanying prospectus supplement and the information that we file with the SEC.

In this prospectus, “Goodyear,” “we,” “our,” and “us” refer to The Goodyear Tire & Rubber Company and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our website (http://www.goodyear.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Definitive Proxy Statement on Schedule 14A filed on March 8, 2011;

•	Current Report on Form 8-K filed on February 22, 2011; and

•	Our Registration Statement on Form 10 describing our common stock and all amendments and reports filed for the purpose of updating such description, including the Current Report on Form 8-K filed on March 28, 2011.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the termination of the offering of all securities under this prospectus shall be deemed to be incorporated into this prospectus by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Attention: Investor Relations
Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives our operating results, financial condition and liquidity may be materially adversely affected;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expense;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	the challenges of the present business environment may cause a material reduction in our liquidity as a result of an adverse change in our cash flow from operations;

•	work stoppages, financial difficulties or supply disruptions at our major original equipment customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	if we experience a labor strike, work stoppage or other similar event our financial position, results of operations and liquidity could be materially adversely affected;

•	our long term ability to meet current obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities could have a material adverse effect on our liquidity and our results of operations;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to provide letters of credit or post cash collateral if we are subject to a significant adverse judgment or if we are unable to obtain surety bonds, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd., or SRI, provide for certain exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s minority interests in our European and North American joint ventures following the determination of the fair value of those interests;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•	we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

THE COMPANY

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. For the year ended December 31, 2010, our net sales were $18.8 billion and Goodyear’s net loss was $216 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,500 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in 56 manufacturing facilities in 22 countries, including the United States, and we have marketing operations in almost every country around the world. As of December 31, 2010, we employed approximately 72,000 full-time and temporary associates worldwide.

We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is (330) 796-2121.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference into this prospectus or the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or contained in or incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed under “Risk Factors” included in the applicable prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2010 and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from any sale of securities offered by this prospectus for general corporate purposes. General corporate purposes may include:

•	repayment or refinancing of a portion of our existing short-term or long-term debt;

•	redemption or repurchases of certain outstanding securities;

•	capital expenditures;

•	additional working capital;

•	loans or advances to affiliates; and

•	other general corporate purposes.

Our management will retain broad discretion in the allocation of the net proceeds from the sale of our securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	Year Ended December 31,
	2010		2009		2008		2007		2006

Ratio of earnings to combined fixed charges and preferred dividends(1)(2)		*		**	1.33	x	1.70	x		***

*	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.

**	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.

***	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $228 million.

(1)	For purposes of calculating our ratio of earnings to combined fixed charges and preferred dividends:

• Earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (i) amortization of previously capitalized interest and (ii) distributed income of equity investees less (i) capitalized interest and (ii) minority interest in pre-tax income of consolidated subsidiaries with no fixed charges.

• Combined fixed charges and preferred dividends consist of:

• fixed charges, which consist of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt discount, premium or expense, (iv) the interest portion of rental expense (estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor) and (v) proportionate share of fixed charges of investees accounted for by the equity method; and

• preferred dividends, which consist of the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred shares.

• The consolidated ratio of earnings to combined fixed charges and preferred dividends is determined by adding back fixed charges, as defined above, to earnings, as defined above, which is then divided by combined fixed charges and preferred dividends, as defined above.

(2)	We had no preferred shares outstanding during the periods reflected in the table and thus paid no preferred dividends.

DESCRIPTION OF CAPITAL STOCK

A description of any preferred stock and common stock that may be offered and sold under this prospectus will be set forth in the applicable prospectus supplement relating to those securities.

PLAN OF DISTRIBUTION

We may sell our securities offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation will be described in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of our securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular offering of securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

In connection with particular offerings of securities, and if stated in the applicable prospectus supplements, the validity of the securities being offered by this prospectus will be passed upon for us by David L. Bialosky, Senior Vice President, General Counsel and Secretary of the Company. Mr. Bialosky is paid a salary by us, is a participant in our Management Incentive Plan, Executive Performance Plan and equity compensation plans, and owns and has options to purchase shares of our common stock. In connection with particular offerings of securities, and if stated in the applicable prospectus supplements, certain legal matters with respect to such offerings will be passed upon for us by Covington & Burling LLP, New York, New York. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

8,700,000 Shares

The Goodyear Tire & Rubber Company
5.875% Mandatory Convertible Preferred Stock

Goldman, Sachs & Co.

J.P. Morgan

Citi

Credit Agricole CIB

BNP PARIBAS

HSBC

Natixis Bleichroeder LLC